     As filed with the Securities and Exchange Commission on June 22, 2001

                                                      Registration No. 333-56424
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ___________

                              AMENDMENT NO. 3 TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                  ___________

                             The Forest Bank, LLC
    (Exact name of Registrant as specified in its articles of organization)

          Delaware                        800                     161598585
(State or other jurisdiction   Primary Standard Industrial     (I.R.S. Employer
   of incorporation or           Classification Number)      Identification No.)
        organization)

                           c/o The Nature Conservancy
                           339 East Avenue, Suite 300
                           Rochester, New York 14604
                                 (716) 232-3530
                         (Address and telephone number
                  of Registrant's principal executive offices)

                                 Kent W. Gilges
                     President and Chief Executive Officer
                              The Forest Bank, LLC
                           c/o The Nature Conservancy
                           339 East Avenue, Suite 300
                           Rochester, New York 14604
                                 (716) 232-3530
                      (Name, address and telephone number
                             of agent for service)

                          Copies of Communications to:
                               Thurston R. Moore
                               HUNTON & WILLIAMS
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                 (804) 788-8200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                  ___________

                        CALCULATION OF REGISTRATION FEE

                                                      Proposed
Title of Class of Securities      Amount to be      Maximum Price    Proposed Maximum Aggregate     Amount of Registration
      to be Registered             Registered         Per Unit           Offering Price (1)                 Fee
Class A-1 Membership Units          8,000,000            $1.00             $ 8,000,000
Class A-2 Membership Units          3,500,000            $1.00             $ 3,500,000
Class A-3 Membership Units          3,500,000            $1.00             $ 3,500,000
                                   __________                            _____________

Total                              15,000,000                              $15,000,000                   $3,750(2)

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933.

(2) Paid in connection with the initial filing of the Form S-1 on March 2, 2001.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information contained in this prospectus is not complete and may be changed. We may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated  June 22, 2001

INITIAL PUBLIC OFFERING PROSPECTUS

                     [Logo with the words "The Forest Bank,
                        Protecting Our Working Forests"]

                              THE FOREST BANK, LLC

                                   Maximum of
                      8,000,000 Class A-1 Membership Units
                      3,500,000 Class A-2 Membership Units
                      3,500,000 Class A-3 Membership Units
                              No Minimum Offering

We are offering three different types of class A membership units in exchange for contributions of rights to manage and cut standing timber. We will issue to each contributor a whole number of units of class A membership interests in our company equal to the appraised dollar value of the timber rights contributed. Each type of class A units will have differing rights with respect to dividends and redemption.

All of the proceeds from this offering will be rights to manage and cut standing timber. We will not receive cash proceeds from this offering. We are not a bank and are not insured by the Federal Deposit Insurance Corporation or any other similar entity.

This investment involves a high degree of risk. You should consider carefully the information set forth in "Risk Factors" beginning on page 10 for a discussion of material risk factors relevant to an investment in our membership units.

By contributing your timber rights in exchange for membership units, you will be giving up forever the right to develop the land on which the timber is growing.

Our membership units are not traded on any market, exchange or quotation system. Other than your limited rights to redeem your class A membership units as described in this Prospectus, an investment in our membership units will be highly illiquid.

Our primary objective is to conserve forest land and maintain ecological features and natural processes. Our limited liability company agreement expressly requires that if there is a conflict among our conservation objectives on one hand and any of our economic objectives on the other hand, our conservation objectives must take priority.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

There is no underwriter for this offering. No person other than The Nature Conservancy is authorized to offer the membership units or deliver a copy of this prospectus.

We will sell membership units in exchange for contribution rights until ____________, 2003 or until we sell the maximum number of units offered.

                  The Date of this Prospectus is June __, 2001

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any additional or different information. We are not making an offer of these securities in any state where the offer is not permitted.

                               TABLE OF CONTENTS

SUMMARY..................................................................    1
FREQUENTLY ASKED QUESTIONS...............................................    5
RISK FACTORS.............................................................    8
  RISKS RELATED TO OUR COMPANY...........................................   11
  CONFLICTS OF INTEREST RISKS............................................   14
  RISKS RELATED TO THE TIMBER INDUSTRY...................................   15
  RISKS RELATED TO TAX CONSEQUENCES......................................   18
FORWARD-LOOKING STATEMENTS...............................................   20
DISTRIBUTION POLICY......................................................   20
USE OF PROCEEDS..........................................................   21
DETERMINATION OF THE VALUE OF YOUR TIMBER RIGHTS.........................   21
  The Appraisal Process..................................................   21
  Our Appraisal Experience...............................................   22
  Revaluations...........................................................   22
CAPITALIZATION...........................................................   23
OUR BUSINESS.............................................................   24
  Our Mission and Core Objectives........................................   24
  Our Goal of Sustainable Development....................................   25
  The Problems of Owners of The Non-Industrial Private Forest............   25
  The Forest Bank Solution...............................................   26
  Our Plan of Operation..................................................   26
  Forest Certification...................................................   28
INDUSTRY AND MARKETS.....................................................   29
  Our Nation's Forests...................................................   29
  The Clinch Valley Forest...............................................   30
  Clinch Valley Products and Markets.....................................   31
  Advantages for Clinch Valley Certified Hardwoods.......................   31
  Hardwood Demand, Supply and Prices.....................................   32
OUR MANAGER..............................................................   33
  Our Manager's Virginia Operations......................................   33
  The Management Agreement...............................................   34
  Board of Managers and Officers of The Forest Bank......................   34
  Information on Our Key Personnel.......................................   35
  Generally..............................................................   39
  Subscription Process...................................................   39
  The Subscription Agreement.............................................   40
  The Forest Conservation and Management Easement........................   40
  Contributing Timber Rights Encumbered by Mortgage Loans................   41
DESCRIPTION OF MEMBERSHIP UNITS..........................................   42
  Class M Membership Units...............................................   42
  Class A Membership Units...............................................   43
  Distributions..........................................................   43
  Revaluations of Class A Units..........................................   44
  Redemptions............................................................   44
  Priority of Distributions and Redemption Payments......................   47
  Voting Rights..........................................................   47
  Restrictions on Transfer...............................................   47
  Allocations............................................................   48
  Liquidation............................................................   48
PLAN OF DISTRIBUTION.....................................................   49
MATERIAL PROVISIONS OF OUR LIMITED
LIABILITY COMPANY AGREEMENT..............................................   50
  Formation and Term.....................................................   50
  The Purposes of The Forest Bank, LLC...................................   50
  Factors that Might Prevent or Delay a Change of Control................   50
  Exculpation and Indemnification........................................   50
  Tax Matters............................................................   51
  Information Rights.....................................................   51
  Amendments of the Limited Liability Company Agreement..................   51
FEDERAL INCOME TAX CONSIDERATIONS........................................   52
  Summary of Tax Opinions................................................   52
  Classification of The Forest Bank as a Partnership.....................   53
  Treatment of Members as Partners.......................................   54
  Contribution of Timber Rights..........................................   55
  Tax Basis in Your Units................................................   57
  Character of Gain or Loss from Harvesting Activities...................   58
  Allocations of Our Income, Gain, Loss, and Deductions..................   58
  Cash Distributions.....................................................   59
  Redemption of Your Units...............................................   59
  Sale of Your Units.....................................................   59
  Basis Limitations on the Deduction of Losses...........................   60
  Passive Activity Losses................................................   60
  Limitations on Deductibility of Interest...............................   60
  Deductibility of Certain Expenses by Individual Members................   61
  Section 754 Election...................................................   61
  Anti-Abuse Regulation..................................................   61
  Information Reporting and Tax Returns..................................   62
  Audits.................................................................   62
  State and Local Taxation...............................................   62
OTHER REGULATORY MATTERS.................................................   64
  Endangered Species Laws................................................   64
  Laws Relating to Clean Air, Clean Water and Wetlands...................   64
  Regulation of Insecticides and Herbicides..............................   65
  Laws Governing Hazardous Wastes........................................   65
  Other Regulatory Matters...............................................   65
EXPERTS..................................................................   65
LEGAL MATTERS............................................................   66
WHERE YOU CAN FIND MORE INFORMATION......................................   66
Index to Financial Statements............................................  F-1

                                    SUMMARY

This section summarizes information contained in other parts of this prospectus. This summary does not contain all of the information you should consider, and you should read the entire prospectus carefully before investing in our membership units.

Our Company

Our manager, The Nature Conservancy, formed The Forest Bank, LLC as a Delaware limited liability company in January of 2001. We seek to acquire from owners of forest land the rights to maintain, conserve, selectively cut, manage, sell, retain the proceeds from and regenerate the trees located on each owner's property in exchange for units of membership interest in our company. Our membership units will entitle the holder to preferred annual distributions based on the value of the timber rights contributed to us and will allow the holder the limited right to withdraw the initial value of the timber rights contributed to us for cash, subject to restrictions. As of the date of this prospectus, we do not own any timber rights.

We are not a bank and are not insured by the Federal Deposit Insurance Corporation or any other similar entity.

Our principal operational offices will be our manager's Clinch Valley office at: c/o The Nature Conservancy, 146 East Main Street, Abingdon, Virginia 24210,
(540) 623-4007. Our principal executive offices will be our manager's regional office in upstate New York at: c/o The Nature Conservancy, 339 East Avenue, Suite 300, Rochester, New York 14604, (716) 232-3530.

The Forest Bank Concept

We believe that small, non-industrial owners of forest land often sell the rights to harvest their timber to raise funds to meet pressing cash flow needs, without a long-term forest management plan. This random harvesting jeopardizes the long term conservation of forests, threatens the environment and may damage the long-term economic productivity of the landowner's forest. We seek to eliminate as much as possible the random cutting of forests that occurs because of landowner cash needs by:

     . acquiring permanent rights to manage standing timber;
     . developing sustainable forest management plans for each contribution of timber rights;
     . providing the landowner with a regular source of income in the form of preferred annual distributions from us; and . providing the landowner with the right to withdraw the initial value of the timber rights contributed to us in cash without having to harvest that particular timber.

The Forest Bank Objectives

We have two primary objectives. First, we will seek to conserve the forests, lands and watersheds of the regions in which we acquire timber rights. Second, we will seek to maximize the sustainable financial return to our members who contribute timber rights to us. Our limited liability company agreement expressly requires that if there is a conflict among our forest conservation objectives on one hand and any of our economic objectives on the other hand, our forest conservation objectives will take priority.

Our Manager, The Nature Conservancy

Pursuant to a management agreement, our manager, The Nature Conservancy, will control our day-to-day operations. Our manager has the right to appoint, remove and replace the members of our board of managers.

Our manager has extensive experience in the procurement and transfer of timber and land rights and has conducted thousands of transactions involving more than twelve million acres in the United States during its 50 year history. Since 1951, our manager has pursued a mission of preserving the plants, animals, and natural communities that represent the biological diversity of life on earth by protecting the lands and waters they need to survive. The Nature Conservancy has pursued this mission through a range of innovative protection strategies that ensure conservation-oriented stewardship of ecologically sensitive places. The Forest Bank is the latest of our manager's innovative techniques to accomplish this mission. You should note that our manager has limited experience harvesting and selling timber. See "Our Manager."

Our Offering of Class A Membership Units

We are offering up to 15,000,000 class A membership units to owners of land in exchange for contributions of timber rights only. As of the date of this prospectus, our manager has approved the issuance of up to 5,000,000 membership units and the acquisition of timber rights on up to 10,000 acres of land. We cannot assure you that we will authorize any more than 5,000,000 membership units in this offering or that we will authorize the purchase of any additional timber rights. If you have owned for more than one year 20 or more acres of land in a project area designated by our manager, you are eligible to contribute timber rights to us in exchange for one of the following three types of class A membership units:

Up to 8,000,000 Class A-1 Membership Units. Class A-1 membership units will provide for preferred annual distributions equal to 4% per year of the initial value of the contributed timber rights less the amount of any prior withdrawals; will permit withdrawal after the second year subject to penalties; will permit withdrawal without penalty in connection with certain foreclosure redemptions and certain allocations of built-in gain; and will permit withdrawal without penalty after the sixth year.

Up to 3,500,000 Class A-2 Membership Units. Class A-2 membership units will provide for preferred annual distributions of 4.5% of the initial value of the contributed timber rights less the amount of any prior withdrawals; will permit withdrawal of up to 20% of the value of the timber rights every three years beginning on the fourth anniversary of the contribution; will permit withdrawal without penalty in connection with certain foreclosure redemptions and certain allocations of built-in gain; and will permit withdrawal of the full amount after the fifteenth anniversary of contribution.

Up to 3,500,000 Class A-3 Membership Units. Class A-3 membership units will provide for preferred annual distributions of 4.5% of the initial value of the contributed timber rights less the amount of any prior withdrawals. Beginning with the second anniversary of the initial contribution, the owner of the class A-3 membership units will be entitled to withdraw up to 5% of the initial value of the contributed timber rights for each year that he or she has held the units. For example, the owner will be able to withdraw up to 10% of the initial value of the timber on the second anniversary of his or her initial contribution, up to 40%, less prior withdrawals, on the eighth anniversary and up to 100% on the twentieth anniversary of the initial contribution. In addition, owners of class A-3 membership units will be permitted to make withdrawals in connection with certain foreclosure redemptions and certain allocations of built-in gain.

If we do not pay the full preferred distribution in any year, the amount of the distribution not paid will cumulate, without interest, and be payable at the time of the next annual preferred distribution or sooner at the discretion of our board of managers if we have positive cash flow.

The allocations of built-in gain referred to above may occur when we harvest the timber on your land if the fair market value of your timber rights at the time of contribution exceeded the adjusted tax basis of your timber rights at that time.

Rights to Transfer Your Class A Units. You may transfer your class A units as long as you transfer at least 10,000 units and, in the discretion of our board of managers, the transfer will not adversely affect our company or the other class A members. For example, we intend that class A members will be able to pledge their class A units as collateral for loans. For a more complete description of the restrictions on transfer of the class A units, see "Description of Membership Units--Restrictions on Transfer," and for a more complete description of pledging class A units as collateral for loans, see "The Offering" -- Contributing Timber Rights Encumbered by Mortgage Loans."

There can be no assurance that we will have cash available to make distributions to you on any particular distribution date.

Forest Conservation and Management Easement

A contributor will convey timber rights to us by means of a forest conservation and management easement. This easement gives us the right to manage your timber, including the right to maintain, conserve, selectively cut, sell, retain the proceeds from and regenerate the trees located on your property, or on a designated portion of your property. In addition, the forest management and conservation easement will permanently prohibit any development of the land on which the contributed timber rights reside for commercial purposes or in any way that is inconsistent with our conservation objectives. These restrictions will run with the underlying land, which means that they permanently restrict use of the underlying land by all current and future owners.

Summary of Federal Income Tax Considerations

Acquiring, holding, and disposing of our membership units involves significant federal income tax considerations. Those considerations are summarized in the section entitled "Federal Income Tax Considerations," which you should read carefully. The discussion below is a summary of the most significant federal income tax consequences of acquiring, holding, and disposing of our membership units. You should consult with a tax advisor before contributing your timber rights to us.

Taxation as a Partnership. For federal income tax purposes, we will be classified as a partnership and each owner of a membership unit will be treated as a partner of The Forest Bank. As a partnership, we will not be subject to tax at the entity level, and you will be required to take into account in computing your federal income tax liability your allocable share of our income, gains, losses, deductions, and other items, regardless of whether cash distributions are made. Generally, you will not be subject to tax on our distributions and redemptions of your membership units, except to the extent that any cash distribution exceeds the adjusted basis in your membership units.

Contribution of Timber Rights. You will not recognize gain or loss upon the contribution of your timber rights to us in exchange for our membership units. Your initial basis in your membership units generally should equal the portion of your adjusted tax basis in your forest land at the time of contribution that is apportioned to the timber rights you contributed.

Built-In Gain Allocations. When we harvest your timber, federal income tax law requires that we allocate gain to you to the extent of your built-in gain (i.e., the excess of the fair market value of the timber over the tax basis of the timber at the time of contribution). In addition, you will be allocated your pro rata share of profit other than built-in gain. As a result, you could recognize a significant amount of taxable gain, even though little or no cash is distributed to you. To prevent you from being in a position where your tax liability for a taxable year exceeds your cash distributions for that year as a result of an allocation of built-in gain, you will be permitted to redeem without penalty an amount of membership units that, when combined with any distributions you receive, equals your presumed tax rate times the profit (including built-in gain) allocated to you for that year. Your allocable share of our gain from harvesting timber should be treated as long term capital gain. Although you will be permitted to redeem a number of your class A units without penalty to pay these taxes, such a redemption would result in a permanent reduction in the number of class A units owned by you and, consequently, the annual distributions to you from that point forward. You will not be entitled to purchase any additional units with cash after any redemption.

Sale of Your Units. If you sell your membership units, you will be required to recognize gain or loss equal to the difference between the amount realized from the transaction and the adjusted tax basis in your membership units at the time of sale.

Limitations on Losses and Deductions. Your ability to use losses and deductions related to your membership units could be subject to basis limitations and limitations on passive activity losses.

State and Local Taxes. You also should consider the state and local tax considerations of acquiring, holding, and disposing of our membership units.

                          FREQUENTLY ASKED QUESTIONS

Who is eligible to participate in The Forest Bank?

You are eligible to participate if you own twenty or more acres of forest land in a project area designated by our manager, The Nature Conservancy, as an area in which to promote sustainable development. In addition, you must have owned the land to which your timber rights pertain for at least one year prior to your contribution. Our mission is to acquire a sufficiently large pool of timber rights to enable us to manage forests to provide an economic return to our members, but still ensure the health of the forest and the maintenance of the forest's ecological processes.

What areas has The Nature Conservancy designated to promote The Forest Bank's sustainable development mission?

Initially, our manager has designated the Clinch Valley region in Virginia and Tennessee as the first area in which to promote our sustainable development mission. For our purposes, the Clinch Valley region includes Russell, Tazewell, Buchanan, Dickinson, Lee, Wise, Scott, Washington and Smyth counties in Virginia and Hancock, Claiborne and Hawkins counties in Tennessee.

What rights with respect to my timber and land will I be giving up to The Forest Bank?

When you acquire class A membership units in exchange for your timber rights, you will be transferring to us the rights to cut and manage the standing timber on your land forever. In addition, you will be granting us a forest management and conservation easement, which will prohibit you and your heirs from ever using the land in a manner that is inconsistent with forest conservation. Generally, this means you cannot do anything to or on your trees or your property that would diminish the value of the timber - no cutting or destroying trees in any way for any reason, other than trees designated by us for you to cut for firewood. See "The Offering--The Forest Conservation and Management Easement." For example, neither you nor your heirs will ever be able to build a house, operate a business or otherwise develop the portion of your property relating to the timber rights contributed to us. However, we will work with you to design your contribution of timber rights to exclude portions of your property you want to reserve for unrestricted future use. See "Determination of the Value of Your Timber Rights--The Appraisal Process."


What are the benefits I will receive as a participant in The Forest Bank?

First, you will be entitled to receive a preferred annual distribution based on the initial value of timber rights contributed to us and the withdrawal rights you selected. Second, you will have limited ability to withdraw the initial value of your timber rights for cash four times each year beginning on the second anniversary of your contribution. You will not, however, be able to sell or harvest the timber and negotiate with foresters, loggers, or mills even after you withdraw the initial value of your timber rights. Third, you will know that the land will be managed as a working forest in a way that promotes wildlife and nature conservation coupled with sustained economic productivity.

What can I do with my land after I contribute my timber rights to The Forest
Bank?

Even though you have contributed your timber rights to us and signed a forest conservation and management easement, you will continue to own the underlying land. You will continue to enjoy hunting, fishing, hiking and other activities on the land, including cutting firewood from trees designated by us. In addition, you can sell the land or transfer it to your heirs. However, you will not be able to develop or use the land in any manner that is inconsistent with forest conservation.

Can I ever get my timber rights back?

No. The contribution of your timber rights is permanent and irrevocable. This irrevocable contribution allows us to develop and implement long term forest management plans to ensure the long term health of the forest. Poor forest management is often the result of short term decisions prompted by the need for cash. Through The Forest Bank, you have limited access to the cash value of your contributed timber rights, and we have the ability to ensure permanent, working forests managed to promote long term health and conservation.

When will you cut my trees down?

We will work with you to create a management plan for your standing timber. The management plan will state when and how we intend to cut your trees and how many trees will be cut down. However, the management plans will be updated periodically and unforeseen circumstances may require us to operate differently than described in the management plan. Although we are not obligated to follow the management plan, we must harvest your timber in a manner that is consistent with our conservation objectives.

What will my distribution payments be and how often will I be paid?

As an owner of class A membership units, you will be entitled to a preferred annual distribution equal to 4% or 4.5% of the initial value of the timber rights you contribute to us, depending on the contribution option you select.
We intend to make preferred annual distributions within sixty days after the end of each fiscal year. However, there is no guaranty that we will have cash available to make the preferred annual distribution in any given year. If we do not pay the full preferred distribution in any year, the amount of the distribution not paid will cumulate, without interest, and be payable at the time of the next annual preferred distribution or sooner at the discretion of our board of managers if we have positive cash flow.

Can my income from The Forest Bank ever increase or decrease?

The distribution rate paid by us is the preferred annual distribution you will receive. If the timber contributed by you burns or blows down, you still have a right to that preferred annual distribution. In addition, in years in which our operations produce excess cash flow, we may make distributions to you in excess of the preferred amount. Although the preferred annual distribution is required and accrues and accumulates if it is not paid, there can be no guaranty that the preferred annual distribution will be paid on each payment date.

In addition, we will reappraise the value of the timber rights you contribute every tenth anniversary of the original contribution. If the new value plus the value of any timber that has been harvested in the intervening period exceeds certain thresholds, we will issue additional units to you to reflect the increased valuation. Any additional units will effectively increase your preferred annual distributions and the amount you can withdraw. If the reappraisal results in a value less than your original appraised value, there will be no change to your number of units or preferred distribution. See "Description of Membership Units--Revaluations of Class A Units."

When and how often can I withdraw the cash value of my timber rights?

You generally will not be able to withdraw funds prior to the second anniversary of your contribution of timber rights. After the second year, the restrictions on your ability to withdraw the initial value of the timber rights you contributed depend on which contribution option you select. In addition, you will be permitted to withdraw funds in the event that we make an allocation of built-in gain to you in connection with the harvesting of the timber on your land. In that event, you will be permitted to redeem without penalty an amount of membership units that, when combined with any distributions you receive relating to the year in question, equals your presumed tax rate times the profit (including built-in gain) allocated to you for that year.


If your account balance ever drops below 25% of the original value of the timber rights you contribute to us, we may choose to pay you your remaining balance and redeem your outstanding membership units. Redemptions will occur only on each March 31, June 30, September 30 and December 31 of each year. See "Description of Membership Units--Redemptions."

What if I only need part of the cash value of my contributed timber rights but want to leave the rest in The Forest Bank?

The Forest Bank is designed to allow partial withdrawals of the initial value of the timber rights you contribute to us, depending on the terms of the class of membership units you acquire.

What are the tax implications of my contributing timber rights to The Forest
Bank?

We have received an opinion from our counsel that your initial contribution of timber rights to The Forest Bank will not result in a taxable event for you.
The opinion is based on certain assumptions described in "Federal Income Tax Considerations - Summary of Tax Opinions." However, you will be subject to tax when you redeem your membership units. As a member of The Forest Bank, you will be allocated your share of The Forest Bank's income (including income associated with the preferred annual distributions). In addition, you will be allocated built-in gain when we harvest timber on your land. In that event, you will be permitted to redeem without penalty an amount of membership units that, when combined with any distributions you receive relating to the year in question, equals your presumed tax rate times the profit (including built-in gain) allocated to you for that year. The tax implications of contributing timber rights to The Forest Bank are summarized in more detail in "Federal Income Tax Considerations." We have structured The Forest Bank to take into account the tax consequences to you of acquiring, holding and disposing of class A membership units. Nevertheless, we recommend that you seek the advice of an accountant, tax manager or tax counsel with respect to your investment in The Forest Bank.

How do I know The Forest Bank will manage my timber consistent with accepted conservation principles?

Sustainable forest management will be the core value of our management plans. Our staff will work closely with you to develop a management plan for your property. Prior to contributing your timber rights, you will know what our plans are for the future management of your forest. In addition, we intend to engage a third-party forest certification entity to audit our forest management operations as a check that we are being true to our conservation and sustainable development objectives. Finally, you can rely on the reputation of our manager, The Nature Conservancy, which is the largest conservation organization in the United States and has been a leader in forest conservation since 1951.

                                 RISK FACTORS

Contributing your timber rights in exchange for our class A membership units involves risk. You should carefully consider the following material risk factors, as well as the other information presented in this prospectus, in deciding whether to contribute your timber rights to us in exchange for our membership units.

RISKS RELATING TO YOUR INVESTMENT IN OUR MEMBERSHIP UNITS

You should read this entire prospectus carefully and should not consider any particular piece of information in this prospectus or in any other materials concerning the Forest Bank without carefully considering the risk factors discussed below and the other detailed information contained in this prospectus.

From February through September of 2000, our manager, The Nature Conservancy, mailed information concerning the Forest Bank to certain landowners in the Clinch Valley. In addition, there have been numerous news stories and articles published on the Forest Bank, including stories in Clinch Valley publications and one article in the March, 2000 issue of the Journal of Forestry. If you received any of the mailings from our manager or read any of the news stories, you should not consider that information alone in making any decision regarding a potential contribution of timber rights in exchange for our units. Rather, you should review the information contained in this prospectus when making your investment decision. None of the statements in this prospectus or in any other information provided to you should be considered in isolation. You should make your investment decision only after reading this entire prospectus carefully, especially the information under the heading "Risk Factors."

Some of the prior information you may have seen concerning the Forest Bank contained statements regarding the annual distributions and withdrawal rights with respect to our units. Because both the concept and the particular details on the Forest Bank structure have evolved and changed continuously over the 18 months prior to the commencement of this offering, any information provided prior to the effective date of the registration statement of which this prospectus is a part is now likely to be inaccurate or incomplete. The information in this prospectus supercedes all prior information. Please review the information contained in this prospectus, particularly the information described under "Risk Factors," before making any decision with respect to our units.

We have received, and may continue to receive, a high degree of local and national media coverage, including coverage that may not be directly attributable to us. Such information may be inconsistent with the information contained in this prospectus or may relate to information not contained in this prospectus. The media coverage should not be considered in isolation when making any decision with respect to contributing timber rights in exchange for our units, without also reviewing this prospectus.

Your transfer of timber rights to us is permanent and irrevocable and will permanently and significantly reduce the value of your land.

When you acquire class A membership units in exchange for your timber rights, you will be transferring to us the rights to cut and manage the standing timber on your land forever. In addition, you will be granting us or our manager a forest conservation and management easement, which will prohibit you and your heirs from ever using the land in a manner that is inconsistent with forest conservation. Generally, this means you cannot do anything to or on your trees or your property that would diminish the value of the timber - no cutting or harming of your trees for any reason, other than trees designated by us for you to cut for firewood. See "The Offering--The Forest Conservation and Management Easement." For example, neither you nor your heirs will ever be able to build a house, operate a business or otherwise develop the portion of your property relating to the timber rights contributed to us. These restrictions will run with the underlying land, which means that they will also apply to anyone who inherits or buys this land. If the land on which the contributed timber is growing was otherwise conducive to development, now or in the future, the value and marketability of your land will be permanently and significantly reduced by contributing your timber rights to us. In addition, you should be aware the easement states that it should be liberally construed to effect its conservation objectives, which means that any ambiguities in terms of what you can and cannot do on your land may be interpreted against you and in favor of The Forest Bank.

Our elevation of forest conservation objectives over our economic objectives will impair our ability to generate revenue and make distributions to you.

Our core mission is to manage forest land to promote conservation and provide a return to our members. However, our limited liability company agreement provides that our conservation objectives take priority over our economic objectives in every instance. As a result, we will not be as profitable as a company that pursues solely economic objectives. A company that pursues solely economic objectives may have a better ability to make distributions to its members. If you do not share our priority on conservation over economic objectives, you may want to reconsider contributing your timber rights to us.

The absence of a market for our membership units will make it difficult for you to sell your units.

There is no public or private market for our membership units and we have no plans to encourage the development of any market. Other than the redemption provisions described in this prospectus, it may be difficult for you to find a buyer to pay cash for your membership units if you decide to sell them. You may not be able to resell your membership units promptly or at a price that is equal to the value of your timber right contribution. The value of the timber rights that you contribute in exchange for your membership units may not be indicative of either the price at which you could sell them or the proceeds that you would receive if our company were liquidated or dissolved.

Your investment in our membership units will not appreciate in value in the manner that the timber rights or the underlying land may appreciate.

Prior to contributing your timber rights to The Forest Bank, your timber rights or land were relatively easily salable. As disclosed in the prior risk factor, the membership units you will receive in exchange for your timber rights may not be as easily salable, if they are salable at all. Due to potential factors such as shortages in timber or increased demand for timber, the value of your timber rights could result in an increase in value beyond historical trends. However, the value of your membership units will not be subject to similar market conditions and increases in underlying value. As a result of the contribution of your timber rights to us, you will be forfeiting possible gain to which you would otherwise be entitled that could result from the increase in the value of your timber, your timber rights and the underlying land. If your land was not encumbered by your transfer of timber rights to us and the forest management and conservation easement, you could sell your timber rights or land or realize that value in some other way.

We cannot guarantee that we will be able to make the preferred annual distributions or withdrawal payments to you.

We are obligated to pay you a preferred annual distribution with respect to your class A membership units. In addition, we are obligated to pay you certain amounts on redemption of your class A membership units. We cannot assure you that we will have cash available to distribute to you at the time the preferred annual distribution or redemption payments are required. Our manager, The Nature Conservancy, has a limited obligation to contribute or loan cash to us to make such payments, but we cannot guarantee that our manager will fulfill its obligations or that we will have cash available to make these payments after our manager's obligation to provide cash terminates.

As an owner of our membership units, you will have little or no rights to manage our company.

We will be managed by the board of managers appointed by our manager, The Nature Conservancy. Owners of our membership units will have little or no ability to control the operations or affairs of our company. Our limited liability company agreement provides that owners of class A membership units will not be able to vote on any matter concerning our company, other than the sale, merger or consolidation of our company to or with another person or entity, which also requires the approval of our manager. As a result,

     .    you will not have any control regarding our day-to-day operations;
     . you will not have any control regarding when or how the trees on your property are harvested; and
     . you will not have any control regarding The Forest Bank's forest management or timber sale decisions.

Although we will work with you as a landowner to develop a management plan for your property, we will not be bound to adhere to that plan. The control you exert in developing that plan may not have any lasting effect on the way we manage your timber. We intend to follow the management plan developed in cooperation with you, but are not obligated to do so and may need to diverge from that plan to address unforeseen circumstances, such as fires, severe weather, infestations or other natural disasters affecting the standing timber on your property or other properties.

Most of our major policies described in this prospectus, including policies intended to protect you as a member, can be changed at any time without a vote of our members or notice to you as a member, except as required by law. Therefore, these policies and limitations may not be meaningful to protect your interests as a member.

There may be disputes with landowners regarding the rights they have transferred to us.

We seek to employ a new, innovative concept in forest management and conservation. The newness of this concept may result in some disputes with landowners regarding the way we manage timber rights or their rights as holders of class A membership units. Such disputes may result in the disruption of our activities and may cause the depletion of certain of our resources. Any dispute, disruption of our activities or depletion of our resources could have a material adverse effect on the results of operations and financial condition of our company and could cause you to experience a loss with respect to your membership units.

Our marketing activities prior to distribution of this prospectus may allow three landowners to request their timber rights be returned, if they are ever contributed to us in exchange for our units.

In early 2000, our manager began discussions with landowners in the Clinch Valley regarding contributing timber rights to the Forest Bank. Although those landowners have not agreed to contribute timber rights to us, in the summer of 2000 they entered into letters of intent that prevent each landowner from taking any action that might harm their timber for one year in exchange for a one time cash payment of $100. In addition, if those landowners eventually contribute timber rights to us, we will pay them an amount equal to 4% per year of the appraised value of their timber rights on the date of the contribution from the date of the letter of intent. The total value of the timber rights that are subject to letters of intent as of the date of this prospectus is approximately $678,000. If: (1) these letters of intent are deemed to be offers of class A units prior to our filing of the registration statement of which this prospectus is a part, (2) the landowners who are subject to letters of intent eventually decide to contribute timber rights to us in exchange for our units, (3) the landowners subsequently decide that they would rather own their timber rights than our units, then we may be forced to refund those timber rights to those landowners in cancellation of the units issued to such landowners for a period of one year.

RISKS RELATED TO OUR COMPANY

We do not have any operating history and our concept has not been tested.

The Nature Conservancy began researching the feasibility of a forest bank program in 1996 as an internal project through its Center for Compatible Economic Development, which is now called the Compatible Ventures Group. We were organized as a Delaware limited liability company in January of 2001. As such, we do not have any operating history. Furthermore, our concept of operating a for-profit business that places a priority on conserving the ecological productivity of working forests over economic productivity in all instances is a relatively new concept. We have no record of whether we can be successful as both a conservation tool and a revenue generator. You should evaluate an investment in us in light of these risks, expenses and difficulties frequently encountered by companies in their early stages of development. As a result of these risks and difficulties, you may experience a loss with respect to your investment in the membership units and you may not be able to recoup this loss.

No landowners have committed their timber rights to us.

We will be relying on landowners to contribute their timber rights to us and, as of the date of this prospectus, no landowner has agreed to contribute timber rights to us and no timber rights have been contributed. Contributions of timber rights in exchange for membership units will represent the resource base for our sales of timber. Without these contributions, we will not be able to meet our economic objectives, which may adversely affect our financial condition and results of operations and impair our ability to make distributions to you. Our failure to acquire a sufficiently large pool of timber rights will also impair availability to meet our conservation objectives.

We cannot be sure that landowners will share our unique approach to forest conservation and economic return as much as we intend or as rapidly as we intend.

We are implementing a relatively new approach to forest management based on a blending of economic incentives and returns on one hand and forest conservation principles on the other hand, but elevating the conservation principles over the economic incentives. Our success will depend on our ability to convince landowners to contribute their timber rights to us in perpetuity. There can be no assurances that we will be able to attract a sufficiently large amount of timber rights to effectively balance the conservation principles and economic incentives and still produce sufficient cash flow to pay a return to our members.

We will be competing for the right to access the best timber in the area with a number of different competitors. These competitors include small-scale loggers, forest consultants, and medium to large sawmills. Some landowners will prefer working with our competitors who do not share our conservation mission and who focus solely on economic objectives and generating returns to their shareholders.

Our management has limited experience operating a for-profit or public company.

Although some of our management team has substantial experience in the timber industry and managing timberlands held for investment, they have limited prior experience operating a for-profit company. None of them have experience operating a timber company pursuing both conservation and economic objectives. The lack of the management team's experience in managing a for-profit entity could adversely affect our results of operations and financial condition and ability to make distributions to our members. See "Our Manager--Information on Our Key Personnel."

We may be required to distribute cash to numerous membership unit holders at one time.

It is currently planned that our members who have contributed timber rights will have, at various intervals, the right to withdraw cash equal to the initial value of the contributed timber rights by redeeming their units for $1.00 per unit. Initially we anticipate having capital reserves and contributions of capital from our manager. As operations progress, however, we anticipate having capital reserves equal to only a fraction of the total value of timber rights contributions, if at all. It is possible that many of our members could choose to redeem their units at the same time and thereby materially deplete, or even exhaust, our cash reserves, in which case we would not have enough cash to make preferred annual distributions to our members. For example, if there is a recession in a region where we have acquired a significant amount of timber rights, the members in that region may all seek to withdraw the value of their timber rights at the same time.

We may not be able to achieve our intended growth.

Our business plan depends on our ability to acquire timber rights in exchange for membership units. If we are unable to acquire a sufficient amount of timber rights, we will not be able to achieve our economic and conservation objectives. Our ability to acquire any timber rights will be subject to a number of factors beyond our control, such as:

     . landowners' willingness to give up the right to ever develop their land on which their contributed timber rights reside;
     . competition from other purchasers of timber rights who may offer a greater immediate financial reward to landowners; and
     . landowners' understanding and agreement with our economic and conservation objectives.

We compete with traditional paper and forest products companies, other public and private timber investment firms, governmental entities and other conservation groups for timber properties. Many of our competitors have substantially greater financial resources than we do. Competition for these properties may increase prices and may make it difficult for us to acquire timber rights in light of the higher cash prices that may be paid by our competitors.

Our ability to generate economic returns to you will be impaired if we are unable to acquire a sufficient number of acres of timber rights.

A lack of diversity in the timber rights we acquire could increase your risk in acquiring our membership units. If we are unable to acquire a number of contributions of timber rights relatively quickly, our ability to generate revenue will suffer and we may not be able to pay the preferred annual distributions to you. If we only acquire a limited number of acres of timber rights, adverse conditions on those properties would have a direct negative impact on our ability to generate revenues to make distributions to you as a member. If we are not able to acquire a sufficient number of acres of timber rights quickly to begin generating revenue, we may be forced to close our operations and begin to liquidate the Forest Bank's assets, including the timber rights contributed by you. See "Description of Membership Units--Liquidation" for a description of how our timber rights and other assets will be distributed on liquidation.


During our liquidation or dissolution, it is possible that your timber rights will be transferred to an unrelated third party creditor of The Forest Bank.

In the event of our dissolution or liquidation for any reason, including bankruptcy or our inability to acquire a sufficient number of timber rights as described above, our assets, including the timber rights you contribute to us, will be distributed as provided under "Description of Membership Units-- Liquidation." Our limited liability company agreement requires only that we and our manager use reasonable best efforts to ensure that (1) the timber rights are transferred to their original contributor in redemption of their class A units, or (2) the timber rights are distributed to our manager and the contributor's class A units are redeemed in for cash. It is possible that your timber rights may be transferred to a third party with no affiliation to us, you or your manager. That third party transferee would have all the rights to your timber that we will have and as are described throughout this prospectus.


A concentration of timber rights in one geographic area could adversely impact our ability to maximize economic returns.

Timber rights contributed to us will be limited to a specific geographic region, initially and possibly permanently. We will focus initially on the Clinch Valley region of southwestern Virginia and northeastern Tennessee. As a result, we will be highly susceptible to any adverse conditions in that area such as weaker regional economic conditions, implementation of laws or regulations that could restrict our activities, natural disasters and conditions in the local timber industry. As a result of the occurrence of any of these adverse conditions, we could experience an adverse impact on our results of operations and financial condition and you could experience a loss on your investment.

We may experience a loss of key personnel.

The individuals our manager designates to operate our company are key to our success. Our manager may remove these individuals from our company at any time. In addition, none of these individuals has an employment contract with our manager and may be terminated or quit at any time. For example, Steve Lindeman will lead the process of acquiring timber rights in the Clinch Valley region and managing the initial day-to-day operations of The Forest Bank. Mr. Lindeman also has the significant task of building trust and interest in our unique goals among the landowners in the Clinch Valley. Land transactions and management depend on individual relationships and trust, and the loss of Mr. Lindeman or other key management personnel could significantly disrupt our operations and growth opportunities and adversely impact our financial condition and results of operations. We do not intend to purchase key-person insurance policies with respect to any of our employees. See "Our Manager--Information on Our Key Personnel."


Our financial results and cash flow will change from season to season.

Varying weather conditions throughout the year, and the related fluctuations in construction activity and demand for timber, will affect the harvesting of our timber and the price we receive upon sale of harvested timber. These seasonal limitations will reduce our revenues during those periods, and may restrict our ability to distribute cash to you. If we acquire additional properties in other locations, the seasonality of our operating results may change.

CONFLICTS OF INTEREST RISKS

We will not have our own employees and will be totally reliant on the employees of our manager.

We will not have any employees and will rely entirely on the employees of our manager to manage our business and assets. A management agreement obligates our manager to appoint its employees to serve as our board of managers and officers, but our manager may remove those officers at any time. Our board of managers or officers will make all decisions with respect to the management of our company. Thus, the success of our business will depend on the ability of our manager's personnel to manage our day-to-day operations. Any adversity experienced by our manager or problems in our relationship with our manager could adversely impact the operation of our properties and, consequently, our cash flow and ability to make distributions to our members. Our management agreement with our manager is described under "Our Manager."

Our management team will have competing obligations for their time and may not devote enough time to our company.

Our management team will consist entirely of employees of our manager and those employees will have duties and responsibilities to our manager other than controlling the operations of our company. Our manager is only obligated to provide the equivalent of three full time employees to manage our company. Most of the employees designated by our manager will have competing time commitments and other obligations to our manager. As a result, our management team may not devote enough time to managing our company, and our ability to maximize distributions to you while still placing a priority on our conservation purposes may be adversely impacted.

The absence of arm's-length bargaining may mean that our agreements are not as favorable to you as a member in our company as they otherwise might have been.

Any existing or future agreements between us and our manager, including the management agreement, were not and will not be reached through arm's-length negotiations. As a result, these agreements may not reflect your best interests as a member in our company. The compensation and other terms of the management agreement and potential future agreements may be overly favorable to the other party to such agreements, including our manager.

If our manager and its employees do not successfully manage their conflicts of interest, we may not meet our investment objectives, which could reduce our expected cash available for distribution to our members.

Our manager has a conflict of interests in determining the value of your timber rights.

Our manager will play a major role in the appraisal of the value of the timber rights you contribute to us. The value of your timber rights determines the amount of the preferred annual distribution to you as a holder of class A units. Because we may pay distributions to all unit holders, including our manager, if we have cash flow in excess of the cash needed to pay the preferred distributions, it is in our manager's best interest to place a lower value on timber rights contributed for class A units. In addition, our manager may contribute timber rights it owns in exchange for class A units or purchase class A-1 units for cash. As a result, our manager has an interest in valuing your timber rights at a lower value and the timber rights it contributes, if any, at a higher value. You should be aware that our manager is subject to this conflict of interest.


RISKS RELATED TO THE TIMBER INDUSTRY

Losses of timber from fire and other causes are not insured and could cause substantial economic losses for us.

Fire, insect infestation, severe weather, disease, natural disasters and other causes beyond our control may reduce the volume and value of timber that can be harvested from our timberlands and hurt our financial results and cash flow. We do not maintain insurance for any loss to our timber, including losses due to these causes. We will have to bear the entire risk of loss resulting from natural disasters or other similar events beyond our control. We believe that it is typical in our industry to not maintain insurance for those potential losses.

The volatility of timber prices may reduce our revenues.

The timber market is very volatile, and the proper timing of sales or the harvest of certain types of trees to maximize revenues is important. Because we place a priority on conservation objectives over economic return, we may not always be able to effectively time sales to maximize revenues or avoid selling when timber prices are depressed. Our inability to effectively time harvests and sales could have a materially adverse impact on our results of operations and ability to make intended payments to you.

Changes in supply and demand affect timber prices and our revenues.

The market price for timber can change substantially, based on changes in supply and demand, especially for a particular species of timber or in a particular geographic area, which could negatively affect our revenues. Decreases in demand, increases in supply, or both, may reduce prices for our timber, which in turn could reduce our revenues and negatively affect our financial results.

The number of timber sellers and the volume of timber they have available for sale determine the supply of timber. Historically, increases in timber prices have caused harvesters of timber to cut more trees. This increase in supply may reduce the amount of price increases. Some government agencies, principally the United States Forest Service and the Bureau of Land Management, own large amounts of timberlands. If these agencies choose to sell more timber than they have been selling in recent years, timber prices could fall. The supply of timber available for harvest is also affected by, among other things, environmental and other legal restrictions on harvesting, self-imposed restrictions on harvesting attributable to timberland management decisions, and natural events that destroy trees or entire forests, such as insect infestation, severe weather and fire.

Adverse conditions in the construction industry could adversely impact the prices we receive for our timber.

The industries that use wood products drive the demand for timber. The demands of these industries depend on the level of construction, repair and remodeling activity. Interest rates and other local, national and international economic conditions affect the level of construction, repair and remodeling activity. A slowdown in construction is likely to reduce demand for our timber, which would reduce our revenues. Wood substitutes and products made from lower quality wood may also reduce demand for our timber. Other companies may seek to harvest and sell more timber to compensate for lower prices, but doing so would be inconsistent with our conservation objectives.

Weak export markets may reduce demand for our timber.

Weak overseas markets for wood and wood products, including major overseas crises such as the Asian slowdown in the late 1990s, may reduce timber demand and exportation to those markets and increase domestic supply. This type of supply and demand imbalance would reduce the prices that we can obtain for our timber, and could adversely impact our ability to make intended distributions to you.

Forestry, environmental and endangered species regulations restrict timber harvesting and may cause us to alter our business as currently planned.

Even though our environmental goals take priority over economic goals, and though we seek to prevent current practices that jeopardize the long term ecological well-being of our forests and their surrounding landscapes, the fact that we will permit harvesting on our timberlands will subject us to numerous environmental laws and regulations. There may be instances where environmental laws or regulations prevent us from harvesting on our timberlands. If we are unable to harvest our timber as planned, our ability to make distributions to you would be adversely affected.

Environmental groups and interested individuals may seek to delay or prevent us from harvesting the timber.

We may encounter other environmental groups and interested individuals who would seek to intervene or impair our ability to harvest timber. These challenges could materially delay or prevent harvesting of our timber or cause damage to the timber itself in a way that would reduce its value or marketability. Groups and individuals may stage protests that would physically prevent or delay our harvesting plans or may file or threaten to file lawsuits that seek to prevent us from implementing our timber harvesting plans. Any delay in or restriction on harvesting due to the intervention of environmental groups or interested individuals could have an adverse effect on our operating results and financial condition and adversely affect our ability to make distributions to you.

The presence of endangered or threatened species restricts harvesting.

Federal, state and local laws and regulations intended to protect threatened and endangered species limit and may prevent our timber harvesting, road building and other activities. These threatened and endangered species restrictions apply to activities that would kill, injure or harass a protected species or significantly degrade its habitat. The habitat of a protected species includes areas in which it lives, nests, shelters, breeds, forages or feeds or areas that are for some other reason necessary for the conservation of the protected species. The size of the area subject to restriction will vary depending on the protected species at issue, the time of year and other factors beyond our control, but can range from less than one acre to hundreds of acres. We will be aware of many of the endangered species on a property prior to acquiring the timber rights. However, we could discover new endangered populations in the course of operations which would require us to alter or limit our timber harvesting with respect to the affected land. Any additional protection of endangered or threatened species that restrict our ability to harvest timber could have an adverse impact on our financial condition and results of operations and adversely effect our ability to make distributions to you.

Additional regulations and environmental risks may adversely affect us.

Our operations and the properties on which we will conduct our operations will also be subject to laws and regulations governing forestry operations, the environment, and health and safety. Some of these laws and regulations could impose significant costs, penalties and liabilities on us for violations or existing conditions whether or not we caused or knew about them. Your lands may also be subject to laws and regulations designed to protect wetlands and water courses. These laws and regulations may restrict future harvesting, road building and other activities to the extent that these activities cause water pollution or change a wetland area. Compliance with, or damages or penalties for violating, current and future laws and regulations could result in significant expense and losses for which we will not be insured. The presence of hazardous substances on lands on which we acquire an interest may require remediation of such contamination, thereby adversely impacting our revenues and the value of our membership units.


Regulation is likely to become more restrictive and reduce the amount of timber that is available for harvesting.

Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change and new laws and regulations that may affect our business are frequently introduced. These laws and regulations may relate to, among other things:

     .    the protection of timberlands;
     .    endangered species;
     .    environmental protection;
     .    air and water quality; and
     .    timber harvesting practices.

During the last ten years, the number of environmental, endangered species and forestry laws and regulations has increased markedly and the enforcement of such regulations has generally intensified. This has resulted in an increase in the number of acres subject to harvest restrictions. Based on historic trends, we believe that these laws and regulations will become more restrictive over time, possibly resulting in a significant decrease in the number of harvestable acres.

In general, changes in existing laws or regulations, which could be made by the United States Congress, legislatures in states where we own timber rights, or federal or state administrative agencies, could result in new or additional restrictions on harvesting. We cannot assess the likelihood that one or more of these measures will be adopted, and, if so, what effect this might have on our operations.

Nevertheless, it is our plan to fully adhere to and support all such laws and regulations which seek to protect habitat and threatened species. In addition, we anticipate that our timber management and harvesting practices will exceed legal requirements. However, we cannot guarantee that all of your land contributed will be available for harvesting or that additional laws and regulations that prevent harvesting or make harvesting more expensive will not reduce the value of your membership units or have a negative impact on our financial condition or results of operations. See "Other Regulatory Matters."

The targeted timberlands vary significantly in timber quality.

We initially plan to target timber rights in the Clinch Valley region. While there is some excellent quality timber in some of its areas, other areas vary from modestly productive to poor. Our viability is premised on our ability to benefit from a mix of excellent and modest timber quality. There can be no assurance that we will be able to maintain a mix of excellent and modest timber and our failure to do so could adversely effect our results of operations and ability to make intended distributions to you as a member.

Lack of access to quality timber could reduce land productivity.

Our management will attempt to cluster contributed timber rights to take advantage of localized economies of scale in harvesting and to facilitate forest access. If this clustering does not occur, given the local topography, there may be access difficulties that preclude the full management of some lands. This would result in overall lower productivity for the land rights contributed.

RISKS RELATED TO TAX CONSEQUENCES

The contribution of your timber rights may be recharacterized as a taxable exchange.

We have received an opinion from our counsel that each member of The Forest Bank will be treated as a partner for federal income tax purposes and that you will not recognize gain or loss on your contribution of timber rights for our membership units. If your membership units are classified as debt instead of equity or if you otherwise are not entitled to nonrecognition treatment on the contribution of your timber rights to us, you would have to recognize gain, if any, on that contribution transaction, which could result in a substantial tax expense to you without a cash distribution from us to enable you to pay those taxes.

You will be allocated gain when we harvest your timber.

When we harvest your timber, you will be allocated gain to the extent of your built-in gain at the time of your contribution to The Forest Bank. "Built-in gain" is the excess of the fair market value of the timber over the tax basis of the timber at the time of contribution. To prevent you from being in a position where your tax liability for a taxable year exceeds your cash distributions from us for that year, you will be permitted to redeem without penalty an amount of membership units that, when combined with any distributions made to you, equals your presumed tax rate times the profit (including the built-in gain) allocated to you for that year. However, there can be no complete assurance that we will have sufficient cash to redeem all of the membership units you submit for redemption. As a result, you could recognize a significant amount of taxable gain, even though little or no cash is distributed to you.


Our allocations of income, gain, loss, and deductions may not be respected.

We have received an opinion from our counsel that our allocations of income, gain, loss, and deductions should have "substantial economic effect" under section 704(b) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder. The Internal Revenue Service may determine that an allocation made pursuant to our limited liability company agreement does not comply with Code section 704(b), and the IRS may reallocate such items in accordance with their determination of the economic interest of each partner in the partnership. Such a reallocation could cause you to be allocated more of our income or gain.

We may fail to be taxed as a partnership.

We have received an opinion from our counsel that we will be taxed as a partnership for federal income tax purposes. However, if we are taxed as a corporation, we would be subject to tax on our net income (without any deductions for cash distributed to the owners of our membership units). In addition, you would be subject to tax on cash distributions regardless of your adjusted tax basis in your membership units. Such distributions would be ordinary income to the extent of our earnings and profits.

Your losses and deductions may be subject to limitations.

Your ability to use losses and deductions related to your membership units could be subject to limitations. Specifically, any net loss for a year allocated by The Forest Bank to you for tax purposes may be deducted by you only to the extent of the adjusted tax basis of your membership units. Moreover, any income or loss allocated to you by us will be treated as "passive activity" loss and income, and any losses allocated to you by us generally may be used only to offset income from other passive activities. Further, if we were treated as a "publicly traded partnership," you would not be able to use your income (or losses) from us to offset your passive activity losses (or income) from any other passive activity.

The Forest Bank and you may be subject to state and local taxation.

The rules of some states and localities for computing and reporting taxable income differ from the federal rules. In addition, under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes. Such taxes will decrease the amount of income available to be distributed to you. Furthermore, we may be required to withhold and pay over to state income tax authorities income allocated or cash distributed to members that are not residents of those states, and nonresident members may be required to file tax returns to those states even though you have no other contact whatsoever with that state.

Federal tax law changes may be unfavorable.

The tax benefits associated with owning membership units in The Forest Bank could be lost because of future changes to the federal tax laws. The statements, conclusions, and opinions contained in this prospectus are based on existing law as contained in the Code, the Treasury regulations thereunder, administrative rulings, and court decisions as of the date of this prospectus. You should recognize that those authorities could be modified by legislative, administrative, or judicial action at any time and in a manner that would adversely affect the tax consequences of owning our membership units.

                          FORWARD-LOOKING STATEMENTS

Some statements in this prospectus represent our expectations for The Forest Bank and our membership units. These forward-looking statements are made only as of the date of this prospectus. You can generally identify these forward-looking statements by the use of the words "may," "will," "expects," "intends," "estimates," "anticipates" or "believes" or similar language.

We believe the expectations expressed in all forward-looking statements are reasonable and accurate based on information we currently have. However, our expectations may not prove to be correct. Important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Our Business" and in other parts of this prospectus.

                              DISTRIBUTION POLICY

We will pay distributions to our members in accordance with the terms of our limited liability company agreement. The limited liability company agreement will provide for a preferred annual distribution to the class A members based on the value of the timber rights you contributed to us, calculated at the time of original contribution. In addition, in any year in which our operations produce cash flow in excess of our preferred annual distributions and redemption payments, our manager, in its discretion, may pay additional distributions to holders of our membership units, including our manager, pro rata in accordance to the total number of membership units owned by each member. The aggregate amount of any such additional distributions will be determined by our board of managers in its sole discretion but will not exceed the amount of our cash flow in excess of our costs of operation and preferred distributions.

The preferred annual distribution for each class of class A membership units is different. The preferred annual distributions for each class of class A membership units are:

        Class              Preferred Annual Distribution
        -----              -----------------------------
         A-1                        $.04 per unit
         A-2                        $.045 per unit
         A-3                        $.045 per unit

See "Description of Membership Units--Distributions."



We will pay distributions annually or more frequently subject to the discretion of our board of managers. If we do not pay the full preferred distribution in any year, the amount of the distribution not paid will cumulate, without interest, and be payable at the time of the next annual preferred distribution or sooner at the discretion of our board of managers if we have positive cash flow. In addition, if we do not pay the full preferred distributions for two consecutive calendar years, each member of our board of managers can be removed or replaced by a vote of holders of a majority of the outstanding class A units.


There can be no assurance that we will have cash available to make distributions to you on any particular distribution date.

In the event the preferred annual distribution due on the outstanding membership units is not paid in full for any two consecutive calendar years, the owners of at least two-thirds of the outstanding class A membership units may vote to replace the manager, subject to identifying a suitable replacement manager in compliance with our limited liability company agreement.

                                USE OF PROCEEDS

The proceeds of our offering of membership units will be the rights to manage, conserve and cut the standing timber contributed to us. We will manage, conserve and cut the timber rights as described in this prospectus. See "Our Business."

There will be no cash proceeds received from this offering. In order to carry on our business as we propose, we will rely on the capital contributions and loans from our manager described in this prospectus to pay operating costs until we begin to cut the standing timber and generate revenues.

                DETERMINATION OF THE VALUE OF YOUR TIMBER RIGHTS

We will issue one class A membership unit to you in exchange for every $1.00 in value of the timber rights you contribute to us, based on our appraisal of the timber rights you contribute.

The Appraisal Process

Our appraisal of the timber rights you will contribute involves the measurement of the standing timber and a series of judgments regarding its quality and value. Each appraisal will be based on a complete timber inventory. We anticipate that the actual appraisal will be performed by our manager in reliance on timber inventories conducted by forest consultants or in limited cases, our manager.

The timber inventory involves an estimation of the timber volume on a particular parcel by measuring a set of sample forest plots within the target parcel, which we believe is consistent with industry inventory practices. Forest types are generally aggregated to create stands with similar species, ages and growing conditions. Tree volumes by species within the stands are based on the measurement of tree diameters at breast height (dbh) within sample plots. The sample plots are then averaged across the stand to get a volume per acre by species within the stand. This volume per acre multiplied by the stand acreage gives a species-by-species volume for each stand. All stands can then be aggregated to determine a total timber inventory.

Once an inventory is taken, the value of the timber is based on a survey of the current timber markets by species. The predominant type of timber in the Clinch Valley region, our initial region of focus, is hardwood. The hardwood timber market can be extremely volatile and prices are often driven by the particular needs of individual mills for particular species. The survey therefore is a rough averaging of prices at local mills based on sales in the two to three month period prior to the appraisal. This can usually be roughly confirmed with published market results in industry publications such as the Hardwood Market Report. However, we will not adhere to any precise formula or method to average contemporaneous market prices.

In addition to mill data, valuation is highly dependent on an assessment of the relative quality of the timber and the issues surrounding its potential harvest, such as ease of access, distance to markets and the steepness of the slope.
Lack of access and the need to build roads would require a downgrading of the value because of the additional costs involved in logging. A higher than average percentage of high quality timber, such as veneer timber or high quality sawtimber, would, in contrast, create a higher timber valuation.

The Clinch Valley is a demanding area in which to operate, and we anticipate that portions of the land contributed will be physically impossible to harvest due to steep slopes, proximity to water courses, and other reasons. Timber located within an area that could not be harvested within industry-accepted standards will not be valued. However, even very steep slopes can sometimes be harvested using extraordinary means such as helicopter logging, and these will be included in inventory. We believe that our judgments to include or not include in our inventory non-accessible timber stands will be in accordance with industry standards for calculating timber inventories.

You will not be required to contribute timber rights with respect to all the timber on your property. Rather, we will work with you to designate the precise forested portion of your property that you wish to contribute and to leave forested or unforested portions of your land free for unrestricted use, as long as the contributed/restricted portion meets the size and access requirements.
We will attempt to designate the contributed portion using global positioning system devices, maps and perhaps aerial photography. In limited cases, we may need to survey the property in order to designate the contributed portion. The cost incurred in designating the contributed portion of your property will be borne by us. We do not anticipate that this apportioning of contributed property will impair our ability to meet our conservation or economic objectives.

Despite all the factors mentioned above that contribute to the ultimate valuation of your timber rights, the appraisal of standing timber can be somewhat subjective. It is our experience that every timber company will value your timber rights differently for several reasons, including that company's proposed markets for your timber, view of market conditions, valuation methods, proposed harvesting techniques and their commitment to environmentally friendly forest management.

The appraisal process will occur before you commit to contributing your timber rights to us. We encourage you to seek other appraisals or quotes from timber companies for your timber rights prior to contributing your timber rights to us. If you disagree with our appraised valuation of your timber rights, you will not be obligated to contribute your timber rights to us in any way. Only if you agree with our valuation should you execute the documents necessary to contribute your timber rights to us. Even if other appraisals are not consistent with our appraisal, we do not intend to change our appraisal or negotiate the acquisition value of your timber rights. However, the timber market is volatile, and the appraisals we conduct will only be valid for a limited time, which will be stated in the appraisal. After that period, we may need to re-appraise the property in light of changing market conditions.


In addition, our manager may contribute timber rights which it acquires in exchange for class A units. We anticipate hiring an independent third party to appraise any timber rights contributed by our manager. Although our manager currently owns forested property in the Clinch Valley, it does not currently own any property in the Clinch Valley that it intends to contribute to The Forest Bank. However, in the future, it will seek to acquire, by purchase or charitable contribution, timber rights suitable for contribution to The Forest Bank.


Our Appraisal Experience


Our manager, The Nature Conservancy, will oversee the timber rights appraisal process. Our manager routinely oversees timber appraisals conducted by third party contractors in the context of valuing conservation easements and charitable contributions, but does not conduct those appraisals directly. As a result, our manager has no direct experience in conducting timber rights appraisals directly. However, our Vice President of Operations, Steve Lindeman, has extensive experience appraising and acquiring timber as a procurement forester for Georgia-Pacific for approximately ten years and as a resource manager for Tall Timbers Research Station for approximately five years. We anticipate that Mr. Lindeman will oversee most of the timber appraisals conducted by our manager in the Clinch Valley. At this time, we do not have any other employee with significant appraisal experience. If for any reason Mr. Lindeman is unable to conduct the appraisal, we intend to hire an independent third party to conduct the appraisal.

Revaluations

Given the volatility of timber prices and the potential for appreciation significantly over inflation, we will revalue the timber rights contributed to us every tenth anniversary of the original contribution. At each revaluation interval, our manager will re-appraise the timber rights contributed by each member to ascertain the new fair market value. If the new fair market value shows that those particular timber rights appreciated at a compounded rate of 9.5% per year or less, then the original valuation will not change. If the new appraisal shows that those particular timber rights appreciated at a compounded rate greater than 9.5% per year, then the original valuation will be increased by the amount by which the new fair market value exceeds the assumed 9.5% compounded annual appreciation.

The revaluation is conditioned on a 9.5% compound appreciation to protect our ability to generate cash flow to make our required distributions to our members. We roughly estimate that our cost of operation, annual preferred distributions, distributions to fund withdrawals and our creation of a reserve for future redemptions will amount to approximately 9.5% of the total value of our timber rights in any given year. As a result, we are willing to revalue the timber rights every ten years only if the timber rights appreciate at a rate in excess of an 9.5% annual compound rate. This is a rough estimate made for purposes of triggering a ten-year revaluation only and should not be relied on as an indication of our expected expenses or costs of operations.

Each revaluation process will account for any partial redemptions of class A membership units relating to a particular timber rights contribution so that the number of new units to be issued to the member, if any, after revaluation will be reduced by the same percentage as the percentage of original class A membership units issued for that contribution that were redeemed by that member prior to the revaluation.

If the original value of your timber rights is increased as a result of any revaluation, we will issue you additional class A membership units to reflect the revaluation and:

     . the amount of your aggregate preferred annual distribution will be based on your new total number of units; and

     . the amount of cash you may receive on redemption will also increase to reflect your new total amount of units.

If the reappraisal results in a value less than your original appraised value, there will be no change to your number of units or preferred distribution.

                                CAPITALIZATION

Our manager formed The Forest Bank, LLC on January 17, 2001. As of the commencement of this offering, the manager is the sole member of The Forest Bank.

Shortly after formation of The Forest Bank, our manager acquired 1,500,000 class M membership units in exchange for:


     .    an initial capital contribution of $500,000 in cash;

     . an obligation to provide an additional capital contribution of $250,000 in cash on an as-needed basis; and

     . an obligation to provide management and administrative services pursuant to a management agreement for five years without cost to us.


If we need additional cash in excess of the initial $750,000 from our manager, our manager has an option, but is not obligated, to:

     . purchase additional class M membership units from us for cash equal to $1.00 per unit;

     . purchase class A-1 membership units from us for cash at a price of $1.00 per unit; or

     .    loan cash to us pursuant to a promissory note.


If our manager purchases class A-1 units from us for cash, it would be entitled to the same preferred distribution and redemption rights afforded to members who contributed timber rights in exchange for class A-1 units. There are no preferred distribution or redemption rights with respect to the class M units. Our manager may chose to purchase class A-1 units rather than class M units in order to receive a preferred distribution and the ability to redeem the units as described in this prospectus.

The note issued to our manager will be a two year note with interest payable quarterly and the principal due on maturity. The interest rate and other terms of the note will be no more favorable to our manager than terms we could obtain from a disinterested third party lender at the time of the loan. At this time, we do not expect to borrow money from any source other than our manager.

                                 OUR BUSINESS

Over the last several years, our manager, The Nature Conservancy, has observed that individuals who own forest land will often sell the rights to harvest their timber to raise funds to meet pressing cash flow needs. This random harvesting of forests jeopardizes the long term conservation of forests and threatens the environment.

To address this concern, our manager created The Forest Bank, LLC to work for the long term conservation of individually owned forest land by eliminating as much as possible the random cutting of forests that occurs because of landowner cash needs.

We seek to acquire a sufficiently large pool of timber rights so that the forest will be managed in a more environmentally compatible manner to ensure the maintenance of ecological processes and the health of the ecosystem. We will do this by acquiring from individual owners of forest land the rights to maintain, conserve, selectively cut, manage, sell, retain the proceeds from and regenerate the trees located on each owner's property.

Our Mission and Core Objectives

Our mission is to work in partnership with private landowners to promote the economic productivity of working forests while protecting the ecological health and natural diversity of the landscapes in which they occur. In this mission, our primary objective is to conserve the forest lands and watersheds of the forests we identify. In furtherance of this conservation objective, we will seek to:

     . permit harvesting of timber only in a manner that does not damage the local ecosystem;

     . emulate the natural processes and patterns of the forest and minimize the negative impacts of our harvests;

     . maintain and enhance the health of the forest and the plants and animals that depend on it for habitat;

     . protect soil productivity and the water quality of the streams and rivers; and

     . ensure that our efforts comply with principles of sustainable forest management to enhance the environment and forest health.

Our secondary, but also very important, objective is to maximize the sustainable return to our members. In furtherance of this economic objective, we intend to:

     . actively manage the forest system to enhance timber growth to produce higher quality timber, which will command higher prices over the long term;

     . develop timber selling and reforestation plans to increase the long term value of our timberlands;

     . create economic value from the forest resources by pursuing premium markets for forest products;

     . focus on owning timber rights and selling timber for harvest, not on owning or operating lumber mills or other timber conversion facilities; and

     . acquire additional timber rights that will increase our ability to achieve economies of scale and market the benefits to individual landowners.

Our limited liability company agreement expressly requires that if there is a conflict among our conservation objectives on one hand and any of our economic objectives on the other hand, our conservation objectives will take priority.

Our Goal of Sustainable Development

Sustainability is providing for the needs of current generations while maintaining the ability of future generations to meet their needs.

Forested land often provides the ecological matrix surrounding and supporting critically threatened species and habitats. As the intensity of human use of the forest increases, the conservation buffer provided by the forest decreases. Threats such as fragmentation, erosion, sedimentation, and unsound harvest practices can affect many aspects of a forest, from its viability for forest species to the direct impacts on watersheds and aquatic health. Private forest land produces approximately 60% of the nation's domestic timber supply. As the intensity of use increases, private land bears an inordinate share of the burden. At the same time, urban sprawl is pushing more people into rural areas, decreasing the size of forest parcels, and fragmenting habitat.

Non-industrial forest owners often make choices about harvesting their land for reasons unconnected to the forest and without professional advice or support.
We believe the most common reason for poor management is because of a sudden, emergency need for cash, such as the need to pay estate tax, education expenses, or medical bills. The need for cash may force a landowner to sell a forest asset. If the landowner does not have the knowledge or time to ensure good forest management and silviculture, the resource is often degraded and conservation values are compromised.

The Forest Bank is an idea developed for and marketed primarily to private, non-industrial landowners. These landowners can transfer the perpetual right to grow, manage and harvest their trees to The Forest Bank, while retaining fee simple ownership of the underlying land.

The Problems of Owners of The Non-Industrial Private Forest

The timber market is difficult for a small landowner to access efficiently, and the small landholder who wants to harvest timber suffers from a competitive disadvantage. Because the timber industry is a commodity market, economies of scale tend to determine the relative likelihood of generating acceptable financial returns. The timber market, as a result, favors large organizations.

When a cash emergency arises, small landowners often sell their timber to procurement foresters without knowing the market value of the asset they are selling and without being able to direct or control the means and manner in which their timber is harvested. Only after the sale does the landowner realize that she or he (a) may not have received a fair value for his timber and (b) is left with no residual forest or value and, consequently, no additional income in her or his lifetime.

Even if small landowners did have adequate market information or chose to employ professional advice when selling into the timber market, they still have a set of economic constraints that often preclude the application of sound forest management principles. It is far more difficult for small parcels to time the market to hit short term peaks in timber prices. Small landholders also often face the difficulty of attracting competitive bids if their timber is not very valuable or the parcel is small or difficult to access. And even if they can manage to sell for a good price, an individual's sale may be a once-in-a-lifetime event, which gives them much less leverage over the quality of the work done by contractors and the quality of the residual forest.

The Forest Bank Solution

A solution to the small, non-industrial private forest landowner's common problems of fragmentation, lack of market power, and susceptibility to short term cash needs that result in ecologically damaging timber liquidation requires the following elements:

     . a mechanism for drawing small landowners into a larger entity that unifies the group's economic interests and creates economies of scale;

     . a more regular income than that which comes from a single harvest every few generations;

     . a way for owners to raise cash based on their timber asset, without necessarily being forced to cut down trees immediately;

     . a clear sense that the resource is well-managed, preferably confirmed or verified by a third party forest certification program; and

     . integration of entire landscapes through the application of sound forest management practices on a small landowner level.

Our manager designed The Forest Bank to assist the private, non-industrial landowner. By making a transfer to us of the right to grow, manage, harvest and sell trees while retaining fee-simple ownership of the underlying land, you will receive:

     . the comfort that the land on which the contributed timber grows will remain forest for future generations, will be managed sustainably and will contribute functionally to the ecosystems of which it is part;

     . a modest, annual return, or distribution, calculated on the contributed timber's initial appraised value; and

     . the option to withdraw in cash the initial value of the contributed timber rights when you need it, subject to certain restrictions detailed in our limited liability company agreement and each membership unit certificate.

Our Plan of Operation

To implement our solution and pursue our conservation and economic objectives, our plan of operation focuses on the following key functions:

     . Pursuing Independent Landowner Contributions: We will aggressively seek contributions of timber rights from non-industrial private forest owners and manage the timber collectively to achieve economies of scale and fair return for our members.

     . Pursuing "Anchor Tenant" Contributions: We will identify contributions larger expanses of timber rights covering in excess of 1,000 acres.

     . Developing Management and Harvest Plans: For each member, we will create a management plan to govern timber improvement and harvesting operations and to allow us to schedule the volumes and species of standing timber we plan to harvest and offer to the market in succeeding years. Each management plan will be coordinated with all other management plans to capitalize on economies of scale - both economically and environmentally.

     . Timber Improvement and Harvesting: We will undertake the active management of timberland contributed to us. This will include timber improvements, timber sales by various means including selective cutting and marked sales, road and skid trail construction to access timber, necessary stewardship management, such as vine control, logging and post-harvest treatments, and regeneration, which may include tree planting or seeding if necessary.

     . Monitoring: We will work with staff from our manager and its partners to monitor the effects of our timber operations on the habitats and watersheds within which we operate. Our goal will be to minimize the adverse effects from timber harvesting while maintaining a sustainable economic benefit for our members.

     . Certification: We will pursue third party certification under the Forest Stewardship Council program. It is expected that we will participate within an umbrella certification program in which our manager, The Nature Conservancy, becomes a Certified Resource Manager and can extend the benefits of certification to lands under management by us, provided that we meet the required standards for planning and management.

In addition to the activities above, in limited circumstances where landowners have declined to contribute timber rights to The Forest Bank, our manager may consider acquiring fee simple ownership of the property, either for cash or by donation, and contributing the timber rights to that property to us in exchange for class A units.

We have a three-phase approach to our operations, which is described more fully below.

Phase One:  Concept Validation and Membership Development

In the initial phase, we will focus on one region, the Clinch Valley. In the Clinch Valley, we will attempt to validate to landowners our concept of providing sustainable forest management and acceptable economic returns, and begin to attract contributions of timber rights from landowners, as well as form alliances with logging companies and marketing partners. We will actively pursue contributions from lands throughout the Clinch Valley area. This phase will extend over the first two years of our operations and will address the following three sets of critical issues:

Assessing the willingness of landowners to make permanent contributions of timber rights. During this phase, we aim to improve our understanding of the factors that might encourage landowners in the Clinch Valley to contribute permanently timber rights to us. We will measure this critical issue by the number of acres we have rights to manage.

Refining our approach to forest management practices. During the initial period, we will further develop an operations manual and individual forest management plans, and we will begin timber harvests on identified tracts. We anticipate that this work will establish the foundation for our application for the Forest Stewardship Council certification of our holdings.

Developing key timber industry relationships. We are currently identifying and developing alliances with two types of entities. The first are those companies that will adhere to strict guidelines for harvesting the timber according to the principles of responsible forestry. The second are companies that can assist us in maximizing revenues for the timber harvested by marketing certified forest products.

Our goal is that by the end of this first phase we will own rights to manage timber on at least 5,000 acres of land and will have developed strong working relationships with timber harvesting and marketing partners.

We anticipate that the initial $500,000 cash capital contribution from our manager will be used to fund expenses incurred in connection with this offering of class A units, including legal, accounting and printing fees and for hiring independent contractors to conduct timber inventories and appraisals. In addition, we may need to hire independent loggers to conduct harvests during the first phase.

We anticipate that the initial cash contribution from our manger will satisfy our cash requirements until at least through the first half of the 2002 calendar year, in part because our management agreement provides that our manager will be responsible for compensating all our employees and the employees of our manager for the first five years after the commencement of this offering.

Phase Two:  Expansion and Market Development

During our second phase, we seek to expand by acquiring at least 10,000 additional acres of contributed timber rights and further developing our marketing operations. We anticipate that this phase will extend from year two to year five of our operations. During this time, we will seek to identify and enroll one or two larger sized anchor tenant contributions and pay particular attention to clustering multiple and abutting properties. Owning timber rights on adjoining properties provides a variety of benefits, including the ability to manage a larger contiguous property, to harvest larger quantities of trees at a single time, and to access what may amount to inaccessible parts of a property from an adjoining area. We also plan to further develop associations with value added processors, distributors, and marketing partners during this time. For instance, we may develop a production and marketing relationship with an outside manufacturer.

The key benchmark during phase two will be for us to generate sufficient cash flow to cover our expenses of operation and distributions and withdrawals.

Phase Three:  Full-Scale Implementation

During the third phase, years five through ten, we will move to a full-scale rollout throughout the Clinch Valley. Our goal is to have acquired at least of 60,000 acres of timber rights with a value of $30 million by the end of this phase. Additionally, we hope that during this phase we will become established as a major alternative to the status quo of logging and land management in the Clinch Valley and in the surrounding region. By year five, we hope to have the requisite expertise, credibility, and financial strength to enable us to aggressively compete for higher quality land and accept marginal timberland with high conservation value and potential for improvement but lower current economic value.

Expansion to New Regions

We do not have any immediate plans to expand into areas beyond the Clinch Valley. However, our manger has assessed and will continue to asses other forests and regions in the United States for potential expansion of The Forest Bank concept, and we would consider expansion of the operations to new regions provided that:

 . operations in the Clinch Valley are stable and the concept appears to be viable in terms of number of acres of timber rights under management and our ability to generate cash flow;

 . pro forma projections for the new site or region project similar or better viability; and

 . the new site or region has conservation importance as determined by our manager.

Forest Certification

Integral to our plan is the need for independent, verifiable certification that the lands are managed according to the principles of sustainable forest management. Forest certification is a process of seeking independent verification that sustainable forest management is taking place. We have two important reasons for pursuing certification. First, it will provide third party confirmation to landowners that the land is being managed sustainably. Second, it may open key niche markets into which we can channel our products directly. We anticipate that direct marketing by The

Forest Bank and strategic alliances with end-users of certified wood will provide financial stability against the volatility of the broader commodity timber market.

Direct marketing of timber products to niche markets seeking certified wood creates financial stability in two ways. First, it bypasses the industry distribution system, in which prices for small producers are dictated by commodity markets and typical sales go through multiple middlemen before they reach the market. Instead, a direct marketing approach sells to the retailer or manufacturer, one or two steps removed from the market, allowing us to capture more of the value added. Second, direct marketing can allow producers to develop long term contracts based on regional average timber prices, smoothing many of the peaks and troughs in the highly volatile stumpage timber market. Opportunities for direct marketing and contracting are more prevalent in the niche markets that seek certified wood and are more rare in the general timber industry.


There are two methods to have timber land certified. The first method is to have individual lands certified by an accredited certifier. In this method, each discreet parcel would be independently reviewed by the third party certifier and judged on its own. The second method is for a company with multiple properties to pursue certification of the company itself as a form of umbrella certification. If the company has this umbrella certification, then any properties it designates are also certified. The umbrella certification process involves (1) the initial cost to certify the company, (2) an initial per property cost to include properties within the certified company's umbrella, (3) annual costs for spot checks on properties within the umbrella certification to ensure compliance with the certification, and (4) a cost to the company every five years to renew its certification.


Our manager, The Nature Conservancy, will pursue the second method - umbrella certification - which means that all the forest land managed and harvested by our manager could be considered certified. Our manager anticipates beginning the certification application in August of 2001 and anticipates being a certified resource manager by May of 2002.


It is anticipated that our manager will incur the initial costs of certification as a certified resource manager. The Forest Bank will be responsible for the initial costs of including our managed properties within the Conservancy's certified umbrella and for the annual costs of spot checks on our properties. With respect to the re-certification fees, we will be responsible for reimbursing our manager for the lesser of (1) our pro rata share of the cost of the certification renewal based on the number of acres of timber rights it manages for us compared to the total number of acres of timber right it manages, or (2) the costs of the per-property method of certification. We anticipate that the costs to us under our manager's umbrella certification will be less than the cost that would have been incurred for individual property certifications.

                             INDUSTRY AND MARKETS

Our Nation's Forests

According to U.S. Forest Service data, non-industrial private forest lands produced approximately 60% of the nation's domestic wood supply in the mid 1990s. We believe the dependence on private forest lands for wood supply has increased significantly in the last decade, particularly as production from the national forests has dropped to under a third of peak levels in the 1980s.

A 1994 Forest Service survey reports that 90 percent of private forest land owners nationwide have holdings of 100 acres or less. This group represents a total of 118 million acres nationwide, or about 30% of the nation's private forest land. It is this portion of the nation's forest resource where concern about fragmentation and rapid turnover is concentrated.

The nature of harvesting practices on private lands has significant implications for the health of our nation's forests and, as a result, for the conservation of biodiversity. Even with half of the domestic wood supply coming from private, non-industrial land, only 5% of private forest land owners have a management plan for their woods, and this number is much lower for parcels under 100 acres. Furthermore, according to the same Forest Service survey, land in this group changes owners on average every seven years, an event that often drives decisions to harvest timber.

The Clinch Valley Forest

For the first two years of operation, we will focus exclusively on the Clinch Valley region. Encompassing more than 2,200 square miles across the mountains of Southwest Virginia and Northeast Tennessee, the Clinch Valley is home to one of the highest concentrations of rare and endangered species in the United States and includes the headwaters of the Clinch, Powell and Holston rivers, the former two being the only remaining free-flowing tributaries of the Tennessee River system. These three rivers are the sole remaining habitat for several species of freshwater mussels. There are 30 federally listed species -- both threatened and endangered -- in the Clinch Valley, including 18 types of mussels and four types of fish. The Nature Conservancy, our manager, recently ranked the Clinch and Powell watersheds first and third, respectively, in a scientific evaluation of the biodiversity in all watersheds across the United States.

The Clinch Valley is 75% forested, including over 670,000 acres of oak-hickory-type timber stands. And like other rural areas rich in timber resources but comparatively poor economically, the Clinch Valley is vulnerable to reckless or unsustainable harvesting of its timber resources. We believe that inappropriate logging practices are one of the most critical threats to the health of this watershed.

As the coal mining that has driven the economy of the region recedes in importance, the absence of other obvious economic development alternatives has begun to focus attention on the forest as a source of income generation. Landowners, in turn, are feeling new pressure to cut and sell timber that would otherwise be conserved. According to U.S. Forest Service data, the amount of hardwood cut annually in the Clinch Valley region more than doubled from 1986 to 1996, while the amount of softwood cutting increased sevenfold during the same period.

A recent U.S. Department of Forestry study in Virginia examined timber growth compared to timber harvesting for all timberland in different regions of the Commonwealth of Virginia. After omitting land that was inoperable (due to slopes, parcel sizes, or configurations) and land that was unlikely to remain in timber production (as measured by population density), the data showed that harvesting of hardwood timber exceeded growth on suitable timberland in the mountains of southwest Virginia by approximately 34%, which reveals the unsustainable nature of the current practice.

Protection of the entire watershed through traditional land acquisition measures is not financially feasible. Instead, we hope to provide a solution that will:

          . allow us to direct the harvesting operations on significant forest acreage while keeping the land in private ownership;
          . provide liquidity to landowners to meet their financial needs; and . allow the resource, as much as possible, to secure its own conservation.

The future of the Clinch Valley turns on a critical question: How can we use our forests as an economic asset that will sustain us into the future while preserving the remarkable Appalachian landscape of clean rivers, healthy farms, and productive woodlands? Clinch Valley forest owners rely on the value of their timber to protect and sustain their families. They want to harvest the trees profitably, but they also want to know that those forests will be around for their children, and for their children's children.

If we are able to acquire a number of acres of timber rights in the Clinch Valley to enable us to manage, harvest and sell timber to cover our operating costs, including distributions to and withdrawals by our members, and still have a positive conservation impact on the region, we may expand our operation to other regional forests in the continental United States. Our manager may decide to explore these other opportunities in a separate entity or within The Forest Bank entity.

Clinch Valley Products and Markets

Our primary commercial product from harvesting activities in the Clinch Valley will be high quality sawtimber. With this in mind, we will select stands for harvest in order to:

          . receive the best prices for the products removed;
          . capitalize on market trends to seek premiums for certain products when available;
          . promote efficiencies with local logging operators; and . harvest mature trees to optimize the benefits from highly productive sites.

To maximize income, our forest managers will pursue premium markets for all our forest products. We intend to conduct and market timber sales as our business requires, but only in accord with our conservation objectives. We will use sale proceeds to cover the costs of management, pay the preferred annual distributions and pay for requested withdrawals.

We plan to sell the timber harvested from our timberlands for processing as either sawtimber or pulpwood by facilities located generally in close proximity to our timberlands. Sawtimber typically is converted into lumber, plywood and other solidwood products. The harvested timber that is of insufficient size or quality to be converted into lumber or other solidwood products is sold for conversion into pulp, paper and engineered wood products. The lumber, pulp, paper and other wood products are then distributed in domestic and international markets. Timber markets, while regional in terms of purchasers of timber, are impacted by the availability and cost of timber from other regions and by global economic conditions.

All timber that we categorize as merchantable is suitable for sale for some commercial purpose, but we do not intend to harvest all of our merchantable timber immediately. Over time, we intend to control the continued growth and harvest of trees in our forests to manage them responsibly in accordance with standards for certified sustainable management under the Forest Stewardship Council. For example, on appropriate sites, we intend to allow trees that are merchantable for lower value uses, such as pulp, to grow into higher-value timber, such as sawtimber. We also include trees in our merchantable timber volumes that are not immediately available for harvest under applicable law.

Advantages for Clinch Valley Certified Hardwoods

Because the temperate hardwoods common to the Clinch Valley are in great demand at all grade levels and because a large, private timber company is already marketing certified hardwoods in the general region, our Clinch Valley operations will be able to access key niche markets.

The nine most prevalent species found in the Clinch Valley are Yellow Poplar, Ash, Cherry, Hickory, Soft Maple, Hard Maple, Red Oak and White Oak. Each of these species produces high grade wood product with a record of favorable market performance when compared to broader timber market historical trends.

In addition, though many of the Clinch Valley's forests have been harvested in high grade programs that cut the best timber leaving lesser quality stems, there is significant demand, particularly within the certified niche market, for lower quality hardwood timber. Many of the applications for the prevalent temperate hardwoods require the middle and lower grade of lumber.

In time, the select lumber grades in Clinch Valley certified hardwood species may find price premiums in the growing sector of retail lumber yards, presently open or soon to open in Connecticut, New Hampshire, central and northern Virginia, San Francisco, and on the Internet. All of these would like to expand the breadth of their certified inventory but cannot because of the limited species array regularly available in the marketplace. However, in spite of our optimism, there is no expectation of price premiums in our business model.

Hardwood Demand, Supply and Prices

Demand for timber depends upon the markets for wood products, including lumber, plywood, pulp and engineered wood products. Because these markets are impacted by changes in domestic and international economic conditions, demand for these products can experience significant fluctuations. Regional timber demand can also fluctuate due to changes in operating rates, weather or the number and size of wood conversion facilities within the region.

The timber to which we will seek to acquire rights in the Clinch Valley is almost exclusively hardwood. Because much of the timberland has been high-graded, we expect the early yields from an average contribution of timber to contain no more than 50% grade lumber, the rest being made up of pulpwood. However, good management and timber stand improvement operations will substantially improve the mix of sawtimber on productive land.

Hardwood timber from the Clinch region generally is sold to the following markets:

          . Veneer processing: Generally the best tree stems in a particular stand are used to produce thin hardwood veneer coating for uses such as cabinets and furniture and command the highest prices.

          . Export logs: Quite often the next best logs will be sold to export markets for processing in Europe or Asia. It is our intention to minimize export sales in favor of local processing as much as possible.

          . Sawtimber: The third best grades of hardwood timber typically go into producing molding, flooring, solid furniture, and other hardwood parts and trim.

          . Pulp: The lowest grades of timber are generally sold to paper or chip mills for production of paper products.

The Appalachian and Midwest regions are the primary habitats for domestic hardwood production and produce roughly half of the world's high value temperate hardwood.

Timber supply in general has been significantly affected in recent years by reductions in the volume of timber harvested from public lands. This reduction is primarily a result of increased governmental policy emphasis toward protection of endangered species, habitat preservation, conservation and recreation. Since their peak levels in the mid-eighties, production from federal lands has dropped by nearly 70%. This trend changes the supply emphasis to the private sector and thus strengthens our position as a private seller of timber. It also has caused a general shift to less production in the Pacific Northwest and more production in the Lake States, the Southeast, and Appalachia. Global log markets can significantly affect the prices paid for U.S. log exports because U.S. exporters face strong competition in their key markets.

Our timber will be sold mainly in two ways, either as stumpage or at a delivered rate to the market. Stumpage is the value for timber standing in the wood, or on the stump. The buyer purchases the wood--usually through a bidding process-- and purchases the right to harvest whatever was sold within a certain time period and according to the terms laid out in the sale. The purchaser is responsible for logging and trucking costs to get the wood to market. In a stumpage sale, we will closely monitor the harvesting operations to ensure it meets the terms of our sale agreement and subsequent contract.

In cases where there are particularly sensitive conservation issues, such as endangered species or threats to water quality, we may sell the timber to a purchaser at a delivered price, in which case we would contract directly with the logger to cut and haul the timber to market. This approach gives us a much tighter control on the harvesting operations since the loggers are working for us rather than the timber buyer. Generally, such an approach will lower the overall return from the sale but should improve the ability to guard against environmental problems. In either approach, the timber prices received by us are determined by the marketplace in a competitive bidding process.

                                  OUR MANAGER

Our manager, The Nature Conservancy, will control our operations, principally through its appointment of our board of managers and the provision of officers and employees to run our day-to-day operations.

The Nature Conservancy has extensive experience in the procurement and transfer of timber and land rights, including fee simple ownership, easements and various other rights. Thousands of transactions involving more than twelve million acres in the United States have been managed by The Nature Conservancy during its 50 year history. However, you should note that our manager has limited experience harvesting and selling timber. Currently, it manages and when appropriate, harvests and sells, timber on approximately 185,000 acres in Maine, which it acquired in 1998, and 27,000 acres in Vermont, which it acquired in 1998. However, these operations are very different than our proposed operations in the Clinch Valley, primarily because their sole objective is conservation, and they do not have an economic objective like we do. Our manager has little or no additional experience in managing timber sales in other situations.

Since 1951, The Nature Conservancy has pursued a mission of preserving the plants, animals, and natural communities that represent the biological diversity of life on earth by protecting the lands and waters they need to survive. The Nature Conservancy has pursued this mission through a range of protection strategies -- ownership, conservation easements and related management agreements among others -- that ensure conservation-oriented stewardship of ecologically sensitive places. Our manager's success has been built on innovation, a commitment to action driven by sound science, and a record of strong and effective partnerships.

Our Manager's Virginia Operations

Our manager will manage our day-to-day affairs primarily through the Clinch Valley Program of its Virginia Chapter. The Virginia Chapter of The Nature Conservancy has been operating in the Clinch Valley since 1989 and today has eight full time employees in Abingdon, Virginia, and a staff of over 25 in Charlottesville, Virginia. The Clinch Valley Program routinely works with landowners in the Clinch Valley to develop forest management plans and agreements to protect streamside corridors along the Clinch, Powell and Holston rivers. Since the late 1980s, the Clinch Valley Program has been responsible for approximately 30 miles of streambank fencing on private landholdings, approximately 30 management agreements with individual landowners and the acquisition of approximately 2,500 acres in 20 transactions. In addition, since the mid-

1990s, the Clinch Valley Program has been working with local communities in rural southwest Virginia to develop strategic plans for compatible economic development and with forest owners to develop protection strategies for forest land. That has involved pursuit of conservation easements, acquisitions and forest conservation management planning. The extensive contact with forest landowners over the past decade and the Virginia Chapter's growing understanding of the issues those landowners face led our manager to develop The Forest Bank concept as a conservation tool.

The Nature Conservancy currently owns forestland in the Clinch Valley. This property is primarily of preserve quality, which means that it is either restricted from harvesting timber in some manner or that the Conservancy does not intend to conduct harvesting on the properties. As a result, these properties would not be contributed to The Forest Bank, although the Conservancy may seek to acquire properties that are suitable for contribution to The Forest Bank in the future.


The Management Agreement

Our limited liability company agreement requires our manager, in exchange for its class M membership units, to enter into a management agreement that describes the manner in which The Nature Conservancy will manage our company. The principal terms of the management agreement are summarized below. The management agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. A copy of the management agreement is available from our manager on request. We encourage you to read the management agreement in its entirety.

Generally, the management agreement obligates our manager to provide management and administrative services to us, including a minimum amount of employee time, payment of the salaries and benefits of those employees, office space and all overhead in connection with the office space, and all bookkeeping and record keeping functions. The management agreement obligates our manager to provide these services to us free of cost for five years. At the termination of the five year period, our manager will continue to provide these administrative and managerial services, but we will be obligated to pay to our manager a management fee equal to the lesser of (1) our manager's actual cost of the management services provided plus a 15% markup or (2) 4.5% of the total value of membership units outstanding, not including the class M membership units.

Prior to the first date on which we generate either positive net income, excluding timber depletion charges, or positive cash flow, in either case for six consecutive quarters or two consecutive fiscal years, the management fee will be payable in additional class M or class A-1 membership units at the manager's discretion. After we reach that profitability benchmark, the management fee must be paid in cash. The management fee will be payable quarterly on the last day of each quarter.

The management agreement obligates our manager to designate a number of its employees who will devote time to us equal to at least three full time employee equivalents, including the time devoted by our officers but excluding the time devoted by our board of managers. For example, our manager could designate three full time employees to devote all their time or six full time employees to devote half their time to us. Our manager has the right to replace an employee devoted to us or change the time commitments of its employees at any time as long as it meets the minimum of three full time employee equivalents.

All future transactions with our manager or affiliates of our company are to be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of our board of managers, including the majority of disinterested managers, if any, with respect to that transaction.

Board of Managers and Officers of The Forest Bank

Our limited liability company agreement provides that our company will be managed by a board of managers, and our manager has the right to appoint, remove and replace all the members of the board of managers. In addition, if we do not pay the full preferred distribution for two consecutive calendar years, each member of our board of managers can be removed or replaced by a vote of holders of a majority of the outstanding class A units. Initially, the members of the board of managers will be:


Tamar Datan
Kent W. Gilges
Stephen C. Howell
Michael L. Lipford
W. William Weeks

All of the members of our board of managers are employees of our manager. We expect that the board of managers will always be comprised of employees of our manager. The employment history and experience of the members of our board of managers is summarized below.

Our limited liability company agreement provides that the board of managers has a right to designate, remove and replace certain officer of our company to manage the day to day affairs of our company. Initially, our officers will be:

Employee                           Forest Bank Office
--------                           ------------------
Kent W. Gilges                     President and Chief Executive Officer
Steven T. Lindeman                 Vice President for Operations
William A. Kittrell                Vice President
George W. Barlow, III              General Counsel and Secretary
Ganesan Balachander                Chief Financial Officer

We will not offer any units, options or warrants to members of our board of managers, officers, employees or any other person affiliated with our company or our manager, nor do we intend to make loans to any such persons.

Information on Our Key Personnel


The chart below identifies all of the employees of our manager that our manager has designated as members of our board of managers, officers or employees to manage the affairs of our company, including their name, age, title and the time they will devote to us. Our manager may add or remove individuals from the operation of The Forest Bank as long as it meets the minimum requirements of the management agreement.

Employee                 Age     Position at The Nature Conservancy     Position at The Forest Bank
--------                 ---     ----------------------------------     ---------------------------
Ganesan Balachander       50     Deputy Director and Chief Financial    Chief Financial Officer
                                 Officer of the Compatible Ventures
                                 Group

George W. Barlow, III     37     Divisional Attorney                    Secretary and General Counsel

Tamar Datan               36     Vice President; Director and Chief     Board of Managers
                                 Executive Officer of the Compatible
                                 Ventures Group

Kent W. Gilges            36     Director of the Forest Conservation    President and Chief Executive
                                 Program                                Officer and Board of Managers

Don W. Gowan              47     Land Protection Manager for the        Manager of Conservation Lands Program
                                 Clinch Valley Program

Stephen C. Howell         42     Chief Operations Officer               Board of Managers

William A. Kittrell       37     Director of the Clinch Valley Program  Vice President

Steven T. Lindeman        44     Operations Manager of the Forest       Vice President for Operations
                                 Conservation Program

Michael L. Lipford        45     Virginia Executive Director and        Board of Managers
                                 Mid-Atlantic Division Vice President

W. William Weeks          53     Executive Vice President               Board of Managers

Ganesan Balachander

Mr. Balachander joined The Nature Conservancy in 2000. He is responsible for financial and economic analysis and feasibility assessments of prospective projects, and for developing business plans and expanding current compatible business ventures. He also helps to create innovative new practices and manages the Compatible Ventures Group's budget and related financial matters. As the Chief Financial Officer of The Forest Bank, Mr. Balachander will be responsible for (1) reviewing the financial operations of The Forest Bank, (2) maintaining the integrity of the financial/accounting systems used at The Forest Bank, and
(3) ensuring the timely production of periodic financial statements of The Forest Bank.

Prior to joining our manager, Mr. Balachander was Director of the Biodiversity Conservation Network, a program funded by the United States Agency for International Development and managed by a consortium of the World Wildlife Fund, The Nature Conservancy and the World Resources Institute. The program promoted sustainable development and the conservation of biodiversity in the Asia/Pacific region through community-based micro-enterprises. He was with BCN for over three years from early 1996 until it ended in 1999.

Prior to his employment with The Biodiversity Conservation Network, Mr. Balachander worked in Europe, India and the United States in international and corporate banking, including assignments as a Vice President for Citibank in the areas of mergers and acquisitions, and corporate planning and development. His interest in conservation and compatible rural development led him to obtain a doctoral degree in Ecology from Rutgers University, during which time he also consulted for a number of firms concerned with the development of forest-based businesses. Following this, he was awarded a post-doctoral Bullard Fellowship in Forest Research at Harvard University. Mr. Balachander also holds an MBA in Finance and

International Business from Carnegie-Mellon University and a master's degree in Physics from the Indian Institute of Technology, Madras, India.

George W. Barlow, III

Mr. Barlow serves as Counsel to The Forest Bank and is a Divisional Attorney for the Mid-Atlantic Region of The Nature Conservancy with responsibility for the states of Tennessee and Virginia. Mr. Barlow received his law degree from the University of Virginia School of Law in 1988 and his undergraduate degree, cum laude, in English in 1985 from Dartmouth College. For twelve years prior to joining The Nature Conservancy in 2000, Mr. Barlow practiced law with Wharton, Aldhizer & Weaver, PLC, in Harrisonburg, Virginia and engaged in real estate, commercial lending, municipal finance and general corporate practice.

Tamar Datan

Tamar Datan is the Director and Chief Executive Officer of the Compatible Ventures Group at The Nature Conservancy and is therefore in charge of the overall operations for the management team designated by The Nature Conservancy to manage The Forest Bank, LLC. She represents The Nature Conservancy in agreements between the Conservancy and The Forest Bank.

As part of her additional responsibilities for our manager, Tamar works with Conservancy colleagues, business and civic leaders, investors and others to design and implement innovative compatible development programs. Prior to joining The Nature Conservancy in 1997, Tamar managed The Pew Charitable Trusts' Venture Fund from 1990 to 1997. Under her leadership, that venture fund was responsible for approximately $150 million in grant awards. Her portfolio covered many areas including rural economic development, conservation, civic engagement and community problem solving.

Ms. Datan graduated with honors from Swarthmore College and holds a Master's degree in administration, planning and social policy from Harvard University.

Kent W. Gilges

Kent Gilges has overall responsibility for planning and operations of The Forest Bank. He directs the Forest Conservation Program of The Nature Conservancy, and has had primary responsibility for the development and implementation of The Forest Bank concept. His ongoing responsibilities for The Forest Bank will include financial oversight and overall management, supervision of procurement efforts, and the efforts to identify additional sites for future growth.

Mr. Gilges has eight years of experience with The Nature Conservancy. From 1993 to 1997 he was the Upper Peninsula Project Director in Michigan. Under Mr. Gilges' leadership, that project negotiated conservation easements, acquired property by donation and purchase and obtained federal protection designations with respect to approximately 6,000 acres of critical habitat and seven miles of Lake Huron shoreline and assisted in the acquisition of an additional 11,000 acres and five miles of shoreline from Bethlehem Steel. From 1997 to 1998 he was the Great Lakes Forest Conservation Program Project Director, in which position he reviewed and analyzed potential pilot sites for a forest bank type concept within the Great Lakes region. In

1998, Mr. Gilges was named Director of our manager's Forest Conservation Program and assumed overall responsibility for implementing The Forest Bank in the Clinch Valley.

Mr. Gilges received his B.A. (magna cum laude, 1988) from Cornell University and a graduate degree in forestry and rural development (M.Sc., 1992) from Oxford University.

Don W. Gowan

Mr. Gowan has worked in The Nature Conservancy's Clinch Valley Program since 1989 and currently manages land and easement acquisition efforts. His prior work experience includes two years as a biologist with the U.S. Army Corps of Engineers and eight years working with the oil and gas industry as Environmental Division Manager for Fenstermaker and Associates in Lafayette, Louisiana. Mr. Gowan received a Bachelor of Arts in Biology from the University of Tennessee at Chattanooga and a Master of Science in Ecology from the University of Southwestern Louisiana.

Stephen C. Howell

Mr. Howell has worked for our manager since 1995 when he was hired as its Controller. He then became the Director of Finance for the Nature Conservancy in 1996 and Chief Operations Officer, the position he holds today, in 1999. As Chief Operations Officer of our manager, Mr. Howell oversees all aspects of the Finance, Human Resources, Information Systems and Administration/Facilities departments. Prior to joining The Nature Conservancy, Mr. Howell worked for 15 years in public accounting, first at Deloitte, Haskins and Sells, and later at Coopers & Lybrand. Mr. Howell received a BBA in Accounting from the University of Texas in 1980 and became a certified public accountant in 1982.

William A. Kittrell

Mr. Kittrell has been with The Nature Conservancy since 1990 and has been Director of the Clinch Valley Program in southwest Virginia and northeast Tennessee since 1992. He has been involved with the planning and development of The Forest Bank concept since 1996 and has been one of its primary architects. He will be involved with enrollment and acquisitions of larger parcels, and will particularly manage long term monitoring efforts and relationships with landowners.

Under his leadership, the Clinch Valley Program's annual budget has expanded nearly ten-fold. Mr. Kittrell has been responsible for the completion of many land deals during this time, and has built strong community-based conservation initiatives with a number of local communities and business organizations. His work in building the Russell County (Virginia) Vision Forum with the Chamber of Commerce has received numerous awards, and he has also completed a strategic plan for compatible economic development with the Town of St. Paul, Virginia. Bill was one of 100 leaders appointed by Congressman Rick Boucher to develop a strategic plan for the Ninth Congressional District of Virginia and served as Chairman of the Natural Resources subcommittee. Bill also helped create a regional sustainable development organization and served as its treasurer for several years. Prior to joining The Nature Conservancy, Bill worked as an environmental consultant, and received degrees in biology and economics from the University of North Carolina.

Steven T. Lindeman

Mr. Lindeman began his work for The Nature Conservancy as Forest Conservation Program Operations Manager in 1999. He will have direct responsibility for enrolling timberland within the Clinch Valley, for developing management plans, and for overseeing all aspects of timber harvest operations and sales.

Mr. Lindeman came to The Nature Conservancy with over seventeen years of forestry experience in wood procurement, land management, and landowner assistance work throughout the southeastern United States. After several years in wood procurement with Georgia Pacific and others in Florida and Pennsylvania, in 1987 he took the position of Landowner Assistance Forester with Georgia Pacific, starting a new program and having the responsibility of signing up landowners, writing land management plans, and convincing landowners to grow sawtimber in a market area dominated by a large paper mill. Georgia Pacific then promoted Mr. Lindeman to the position of District Manager in North Carolina in 1989. In that position, Mr. Lindeman ran a newly created timber procurement district. His interest in pursuing a more sustainable type of forest management convinced him to return to graduate school at Duke University's School of the Environment in 1992. Subsequently, he took a position with Tall Timbers Research Station, where he was the resource manager on approximately 7,000 acres in north Florida and south Georgia from 1994 to 1999.

Mr. Lindeman received a Bachelor of Science degree in Forestry and Wildlife Resources from Virginia Tech and a Master of Forestry and a Master of Environmental Management from Duke University. He is a Registered Forester in North Carolina, South Carolina, and Georgia, and a Certified Prescribed Burner in Florida and Georgia. Steve is a founding member of the Forest Stewards Guild and was the co-coordinator of the Southeastern Regional Forest Certification Standards Project for the Forest Stewardship Council.

Michael L. Lipford

Mr. Lipford has served as Executive Director of the Virginia Chapter of The Nature Conservancy since 1992 and Mid-Atlantic Division Vice President since 2000. Mr. Lipford and his staff have been intimately involved in the development of The Forest Bank concept and its implementation in the Clinch Valley. He supervises the Clinch Valley Program as well as conservation and fundraising programs in Virginia, North Carolina, South Carolina and Tennessee. Mr. Lipford served on The Nature Conservancy's Conservation Committee.

Before joining the Conservancy as Virginia Executive Director, Mr. Lipford directed the Virginia Division of Natural Heritage within the Department of Conservation and Recreation from 1986 to 1992. He was Assistant Professor at Dabney Lancaster Community College in Clifton Forge, Virginia, where he taught forestry and wildlife from 1982 to 1986. He received a Masters of Science in Biology in 1984 from James Madison University and a Bachelor of Science in Biology in 1978 from Virginia Tech University.

W. William Weeks

Mr. Weeks joined The Nature Conservancy as Director of its Indiana program in 1982. In 1988, Mr. Weeks was named the Conservancy's Chief Operating Officer. In 1995, he founded the Center for Compatible Economic Development, now the Compatible Ventures Group, and became its Executive Director. In 1998, he became Executive Vice President of The Nature Conservancy and assumed management responsibility for over 2000 employees involved in science and conservation programs in the United States, Latin America and the Pacific. Mr. Weeks practiced law with emphases in securities and antitrust litigation in Indianapolis between 1979 and 1982. He earned his J.D. (magna cum laude, 1979) at Indiana University. Indiana University's College of Arts and Sciences recognized him as its outstanding alumnus in 1992. The Indiana University law school presented him with its Distinguished Service Award in 1997. Mr. Week's book on ecosystem conservation and compatible economic development, Beyond The Ark, was published by Island Press in 1996.

                                 THE OFFERING

Generally

We are offering up to 15,000,000 class A membership units to owners of land in exchange for contributions of timber rights only. As of the date of this prospectus, our manager has approved the issuance of 5,000,000 units and the purchase of timber rights on up to 10,000 acres of land. We cannot assure you that our manager will approve any more than 5,000,000 class A membership units or the purchase of any additional timber rights, which could significantly reduce the size of this offering. We will issue one class A membership unit to you in exchange for every $1.00 in value of the timber rights you contribute to us, based on our appraisal for the timber rights you contribute. If you have owned, for at least one year, twenty or more acres of forest in areas designated by our manager, you are eligible to contribute timber rights to us in exchange for class A membership units.

We are offering three different types of class A membership units in exchange for your contribution of timber rights.

Up to 8,000,000 Class A-1 Membership Units. Class A-1 membership units provide for preferred annual distributions equal to 4% of the initial value of the contributed timber rights; will permit withdrawal after the second year subject to penalties; will permit withdrawal without penalty in connection with certain allocations of built-in gain; and will permit withdrawal without penalty after the sixth year.

Up to 3,500,000 Class A-2 Membership Units. Class A-2 membership units will provide for preferred annual distributions of 4.5% of the initial value of the contributed timber rights; will permit withdrawal of up to 20% of the value of the timber rights every three years beginning on the fourth anniversary of the contribution; will permit withdrawal without penalty in connection with certain allocations of built-in gain; and will permit withdrawal of the full amount after the fifteenth anniversary of contribution.

Up to 3,500,000 Class A-3 Membership Units. Class A-3 membership units will provide for preferred annual distributions of 4.5% of the initial value of the contributed timber rights less the amount of any prior withdrawals. Beginning of the second anniversary of his or her initial contribution, the owner of the class A-3 membership units will be entitled to withdraw up to 5% of the initial value of the contributed timber rights for each year he or she has owned the membership units. For example, the owner will be able to withdraw up to 10% of the initial value of the timber on the second anniversary of his or her contribution, up to 40%, less prior withdrawals, on the eighth anniversary and up to 100% on the twentieth anniversary of the initial contribution. In addition, owners of class A-3 membership units will be permitted to make withdrawals in connection with certain allocations of built-in gain.

There can be no assurance that we will have cash available to make distributions to you on any particular distribution date.

Subscription Process

In connection with each contribution of timber rights, the contributor will be required to:

     .    sign and deliver a subscription agreement;
     .    sign and deliver a forest conservation and management easement; and
     . sign and deliver a counterpart to our limited liability company agreement.

Copies of the subscription agreement, the forest conservation and management easement and the limited liability company agreement are exhibits to the registration statement of which this prospectus is a part.

Upon receipt and acceptance of these items by our manager, we will:

     . issue membership units to you of the class and in the amount set forth on your subscription agreement, which interest will be evidenced by a membership certificate; and
     .    admit you as a member in The Forest Bank.

After you become a member, you will continue to pay all real estate taxes and assessments levied on your property. If the land underlying your contributed timber rights is taken by eminent domain, you, as the contributor, and The Forest Bank will be entitled to compensation for our respective interests in the property.

The Subscription Agreement

Each contributor will execute and deliver to us a subscription agreement. In the subscription agreement, a contributor will exchange timber rights for membership units in our company. The contributor will also make representations to the company regarding:

     .    ownership of the timber rights;
     .    environmental liabilities;
     .    authority to execute the agreement;
     .    transaction expenses; and
     .    other customary matters.

The Forest Conservation and Management Easement

A contributor will convey timber rights to us by means of a forest conservation and management easement. This easement will be recorded in the office where deeds are recorded in the jurisdiction in which your land is located. The easement becomes a permanent part of the title record for your land and describes the permanent rights conveyed to us and the rights retained by you with respect to the land. The easement generally accomplishes two things.

First, the easement grants us and our manager various privileges, including the rights to:

     . perform forest management activities and harvest timber, wood and forest products present on the property or that may grow on the property in the future;
     . construct, maintain, repair and use timber haul roads, log landings and skid trails to facilitate timber harvests, and construct and use other facilities including access drives, extract sand and gravel for forest access purposes, and enter on the property at reasonable times to carry out all purposes contained in the easement;
     . prevent any use of the property that will significantly impair or interfere with the forest conservation values of the property or exercise of our rights under the easement;
     . facilitate economically and ecologically sustainable, commercially viable management and production of forest and timber resources; and
     . manage the forest for long rotations to allow high quality harvests sustained over time.

Second, the easement generally will prohibit any acts that interfere with our forest management activities. In particular, the easement will impose several permanent restrictions on the use of the land. After we record the easement, no one, including you, your transferees and heirs, may:

     . erect or place any buildings, roads, billboards, fences, utility or other structures on the forested property subject to the easement;
     . divide, partition or subdivide the forested property subject to the easement;
     . dump spoils, trash or other materials on the property subject to the easement, nor may activities occur that are detrimental to water quality, levels or flow;
     . excavate, dredge, remove soils, rock or sand, or construct roads on the forested property subject to the easement; or
     . introduce non-native plant or animal species on the forested property subject to the easement.

In the easement, you reserve the right to continue to use the property to engage in:

     .    hunting,
     .    fishing,
     .    hiking,
     .    camping and
     .    other recreational activities on the property.

The easement does not grant the public any right of access to the property. In the easement, we agree to hold you harmless from liabilities arising out of our activities on the property and you hold us harmless from liabilities associated with your activities on the property.

If the terms of the easement are violated, we will give you written notice of the violation and will require corrective action to remedy the violation. If there is a disagreement between The Forest Bank and you as an owner of the class A units as to the permissibility of an activity on the property, the determination of our board of managers will be binding on you. If the violation continues for thirty (30) days without correction, we may enforce our rights by injunction or may sue you for damages.

Nature Conservancy Conservation Easements. Rather than signing a forest management and conservation easement with us, when a contributor requests, we may allow that contributor to grant a conservation easement to our manager, The Nature Conservancy, and a forest management easement to us. The conservation easement granted to our manager will restrict development, land disturbance and other activities on the property, and preserve the property's natural communities and characteristics and will be similar to or more restrictive than the conservation portions of the forest management and conservation easement described above. In those situations, the forest management easement granted to us will be the same as the forest management portion of the forest management and conservation easement granted to us in other situations. The process of granting the conservation easement to our manager, The Nature Conservancy, instead of us may allow some, but not all, contributors to realize tax benefits. You should consult with your tax advisor to determine whether a contribution structured in this manner is appropriate for you.

Transfer of the Timber Rights. Our limited liability company agreement prohibits us from transferring the timber rights to any third party other than in connection with the dissolution and liquidation of our company. Our limited liability company agreement also provides that our manager and The Forest Bank shall use their reasonable best efforts to ensure that, in a dissolution or liquidation, (1) the timber rights are transferred to their original contributor in redemption of their class A units, or (2) if agreed to by the original contributor and our manager, the timber rights are distributed to our manager and the contributor's class A units will be redeemed in full for cash.


Contributing Timber Rights Encumbered by Mortgage Loans

In exchange for the class A units, you must contribute unencumbered access to the forest resources on your property, together with the rights to manage these resources as described in the easement. However, in many instances, the real property over which the easement will be granted by a contributor is encumbered by a mortgage or deed of trust securing a loan. In these instances, you will be asked to seek a subordination of the lender's mortgage or deed of trust to the easement granted to us. As part of the subordination process, the contributor may pledge class A units as security for the loan to facilitate the lender's subordination. If you pledge your class A units to a lender and then default on that loan,

     . the lender will be entitled to permanently acquire ownership to the class A units in satisfaction or partial satisfaction for the loan; or

     . a bona fide, unrelated lender may request a full or partial redemption of the pledged units in order to satisfy, in whole or in part, the defaulted loan.

                        DESCRIPTION OF MEMBERSHIP UNITS

The material terms of our membership units are set forth below. You should review our limited liability company agreement in its entirety for a complete discussion of the terms of our membership units. Copies of the Certificate of Formation and Limited Liability Company Agreement are exhibits to the registration statement of which this prospectus is a part. We will provide copies of our Certificate of Formation and Limited Liability Company Agreement to prospective contributors on request.

Our ownership structure will consist of two general types of membership units. First, class M membership units can only be owned by a manager of The Forest Bank. Second, class A membership units can only be issued to (1) landowners in exchange for timber rights contributions or (2) our manager in exchange for cash contributions. There are three different types of class A membership units. Each of the class M membership units and the class A membership units will be evidenced by certificates. All units will be issued at a value of $1.00 per unit.

Class M Membership Units

Shortly after formation of the Forest Bank, our manager acquired 1,500,000 class M membership units in exchange for:

     .    an initial capital contribution of $500,000 in cash;
     . an obligation to provide an additional capital contribution of $250,000 in cash on an as-needed basis; and
     . an obligation to provide management and administrative services pursuant to a management agreement for five years without cost to us.

If we need additional cash in excess of the initial $750,000 from our manager, our manager has an option, but is not obligated, to:

     . purchase additional class M membership units from us for cash equal to $1.00 per unit;

     . purchase class A-1 membership units from us for cash at a price of $1.00 per unit; or
     .    loan cash to us pursuant to a promissory note.


Our manager's initial capital account is $1,250,000 and will be increased by $250,000 at the time it makes the additional $250,000 capital contribution. Our manager will not receive any additional units at the time it makes the additional $250,000 capital contribution.

If our manager purchases class A-1 units from us for cash, it would be entitled to the same preferred distribution and redemption rights afforded to members who contributed timber rights in exchange for class A-1 units. There are no preferred distribution or redemption rights with respect to the class M units. Our manager may chose to purchase class A-1 units rather than class M units in order to receive a preferred distribution and the ability to redeem the units as described in this prospectus.

If our manager lends cash to us, the note issued to our manager will be a two year note with interest payable quarterly and the principal due on maturity. The interest rate and other terms of the note will be no more favorable to our manager than terms we could obtain from a disinterested third party lender at the time of the loan. We do not intend to borrow money from any source other than our manager. Our manager expects to obtain the funds necessary to meet these cash obligations from charitable contributions it receives that are restricted by donors for The Forest Bank.

Class A Membership Units

Each landowner who transfers timber rights to us will be issued a number of our class A membership units. The class A membership units will be denominated in whole dollar amounts and will equal the fair market value of the timber rights contributed on the date of contribution to us. That fair market value will be determined by an appraisal conducted by our manager, The Nature Conservancy. However, our manager reserves the right to hire an independent third-party qualified to conduct timber appraisals to appraise any specific contribution of timber rights.

Each of the different classes of class A membership units provides for different
(1) preferred annual distributions and (2) rights to redeem the membership units in exchange for cash. You may select which class of class A membership units you would like to receive.

Distributions

We will pay distributions to our members in accordance with the terms of our limited liability company agreement. The limited liability company agreement will provide for a preferred annual distribution to the class A members based on the value of the timber rights you contributed to us, calculated at the time of original contribution or pursuant to the revaluation described below. In addition, in any year in which our operations produce cash flow in excess of our preferred annual distributions and redemption payments, our manager, in its discretion, may pay additional distributions to all our members, including our manager as owner of the class M membership units, pro-rata in accordance to the total number of membership units owned by each member. The aggregate amount of any such additional distribution will be determined by our board of managers in its sole discretion but will not exceed the amount of our cash flow in excess of our costs of operation and preferred distributions.

The preferred annual distribution for each class of class A membership units is different according to which class of membership units you choose to receive in exchange for your timber rights. The preferred annual distributions for each class of class A membership unit are:


       Class                      Preferred Annual Distribution
       -----                      -----------------------------

       A-1                                $.04 per unit
       A-2                                $.045 per unit
       A-3                                $.045 per unit

We will pay distributions annually or more frequently subject to the discretion of our board of managers. If we do not pay the full preferred distribution in any year, the amount of the distribution not paid will cumulate, without interest, and be payable at the time of the next annual preferred distribution or sooner at the discretion of our board of managers if we have positive cash flow.

There can be no assurance that we will have cash available to make distributions to you on any particular distribution date. In the event the preferred annual distribution due on the outstanding membership units is not paid in full for any two consecutive calendar years, the owners of at least two-thirds of the outstanding class A membership units may vote to replace the manager, subject to identifying a suitable replacement manager in compliance with our limited liability company agreement.

Revaluations of Class A Units

Given the volatility of timber prices and the potential for appreciation significantly over inflation, we will revalue the timber rights contributed to us every tenth anniversary of the original contribution. At each revaluation interval, our manager will re-appraise the timber rights contributed by each member to ascertain the new fair market value. If the new fair market value shows that those particular timber rights appreciated at a compounded rate of 9.5% per year or less, then the original valuation will not change. If the new appraisal shows that those particular timber rights appreciated at a compounded rate greater than 9.5% per year, then the original valuation will be increased by the amount by which the new fair market value exceeds the assumed 9.5% compounded annual appreciation.

The revaluation is conditioned on a 9.5% compound appreciation to protect our ability to generate cash flow to make our required distributions to our members. We roughly estimate that our cost of operation, annual preferred distributions, distributions to fund withdrawals and our creation of a reserve for future redemptions will amount to approximately 9.5% of the total value of our timber rights in any given year. As a result, we are willing to revalue the timber rights every ten years only if the timber rights appreciate at a rate in excess of an 9.5% annual compound rate. This is a rough estimate made for purposes of triggering a ten-year revaluation only and should not be relied on as an indication of our expected expenses or costs of operations.

Each revaluation process will account for any partial redemptions of class A membership units relating to a particular timber rights contribution so that the number of new units to be issued to the member, if any, after revaluation will be reduced by the same percentage as the percentage of original class A membership units issued for that contribution that were redeemed by that member prior to the revaluation.

If the original value of your timber rights is adjusted as a result of any revaluation, we will issue you additional class A membership units at $1.00 per unit to reflect the revaluation and:

     . the amount of your aggregate preferred annual distribution will be based on your new total number of units; and
     . the amount of cash you may receive on redemption will also increase to reflect your new total amount of units.

If the reappraisal results in a value less than your original appraised value, there will be no change to your number of units or preferred distribution.

Our determination of the value of the timber rights during revaluation will be final, and you will have no input into the revaluation process.


Redemptions

As a class A member, you will be permitted to withdraw in cash the initial value of your contributed timber rights, in whole or in part,

     . after the second anniversary of your contribution of timber rights, subject to restrictions and penalties depending on the class of membership units you choose to receive in exchange for your timber,
     .    whenever you receive a special allocation of built-in gain and
     . whenever an unrelated bona fide lender forecloses on membership units used as security for a loan.

Your right to withdraw cash will be in the form of your ability to redeem class A membership units for $1.00 per unit, subject to the restrictions described below.

We will redeem units only on the last day of each calendar quarter -- each March 31, June 30, September 30 and December 31. To redeem membership units on the last day of any calendar quarter, you must notify us in writing of your redemption request at least 30 days prior to the applicable redemption date. If we do not receive a redemption request from you at least 30 days prior to the end of a calendar quarter, you will have to wait until the end of the next quarter to redeem any units. If we do not have enough cash to redeem all the units requested to be redeemed on any redemption date, we will redeem the units pro rata according to the number of units each member requested to be redeemed.

Except for redemptions in connection with a special allocation of built-in gain or a foreclosure by an unrelated bona fide lender of membership units pledged as security for a loan, no redemptions will be permitted before the second anniversary of the contribution. In addition, if your number of membership units ever drops below 25% of your original number of units, we may choose to redeem your remaining outstanding membership units. The redemption rights, restrictions and penalties for each class of class A membership units are described generally below.

Class A-1 Membership Units

If you chose to contribute your timber rights in exchange for class A-1 membership units, you will not be able to redeem any portion of your membership units until after the second anniversary of your contribution. After the sixth anniversary of your contribution, you will be able to redeem any number of your membership units without restriction or penalty. For redemptions after the second anniversary but prior to the sixth anniversary of your contribution, you must forfeit a portion of your membership units as a penalty for early redemption according to the following schedule:

     Redemption in Year                 Number of Membership Units Forfeited
     ------------------                 ------------------------------------

             3                          20% of your initial number of units
             4                          15% of your initial number of units
             5                          10% of your initial number of units
             6                           5% of your initial number of units

In addition, each redemption of class A membership units must be for at least 25% of the original number of units issued to you, and you must redeem all your remaining outstanding units on your third redemption.

Class A-2 Membership Units

If you chose to contribute your timber rights in exchange for class A-2 membership units, you will not be able to redeem any portion of your membership units during the first three years after your contribution. After the fifteenth anniversary of your contribution, you will be able to redeem any number of your membership units without restriction or penalty. For redemptions after the third anniversary but prior to the fifteenth anniversary of your contribution, you will only be able to redeem a portion of your membership units according to the following schedule:

        Redemption in Years                 Maximum Amount of Redemption
     -------------------------          ------------------------------------

           4-6                           20% of your initial number of units
           7-9                           40% of your initial number of units
           10-12                         60% of your initial number of units
           13-15                         80% of your initial number of units
     After 15/th/ Anniversary           100% of your initial number of units

Class A-3 Membership Units

Beginning on the second anniversary of your contribution of timber rights, the owner of the class A-3 membership units will be entitled to redeem up to 5% of the membership units originally issued to the member for each year he or she has owned the units. For example, the owner will be able to redeem up to 10% of the initial number of units on the second anniversary, up to 40% of the initial number of units, less the units already redeemed on the eighth anniversary and up to 100% on the twentieth anniversary of the initial contribution.

Built-In Gain Redemptions

If we harvest your timber, you will be allocated gain to the extent of your built-in gain at the time of your contribution. To prevent you from being in a position where your tax liability exceeds your cash distributions for a taxable year, you will be permitted to redeem without penalty an amount of membership units that, when combined with any distributions made to you for the year, equals your presumed tax rate times the profit (including built-in gain) allocated to you during the year. For this purpose, your presumed tax rate will be the maximum federal income tax rate on long-term capital gains (currently 20%) plus 5%. You can exercise the built-in gain redemption right immediately after we notify you of your allocable share of built-in gain.

Foreclosure Redemptions

If you pledge your class A membership units to an unrelated bona fide lender as security for the loan and the lender forecloses on the membership units, the lender will be entitled to redeem the pledged units at the end of each calendar quarter provided that the lender provides us with at least 30 day prior written notice. Such lender can exercise those redemption rights without restriction or penalty.

Emergency Redemptions

Except for the built-in gain and foreclosure redemptions described above, no redemptions will be permitted during the first two years after your contribution of timber rights. For all class A membership units, we will permit redemptions in excess of the maximum redemption amount in any year after the second anniversary of your contribution, but you must redeem at least 25% of the initial number of units owned by you and you will be forced to forfeit a percentage of your membership units, according to the following table:



     Remaining Time Before
     Unrestricted Redemption            Number of Membership Units Forfeited
     -----------------------            ------------------------------------

       1 day to 4 years                      5% of the number redeemed
       5 years to 9 years                    10% of the number redeemed
       10 years to 15 years                  15% of the number redeemed
       16 years to 19 years                  20% of the number redeemed


Although you will be able to redeem units in many circumstances, you will never be able to revoke your transfer of timber rights to us. The forest management and conservation easement we require you to sign will permit us to permanently manage and harvest timber on your property and permanently prohibits you from allowing any commercial or other development of your property or otherwise using the property in a manner inconsistent with the preservation and protection of the forest conservation values of your timber.

Priority of Distributions and Redemption Payments

We will make distributions and redemption payments in the following order of priority:

     . First, to the class A members to the extent of their preferred annual distributions.
     . Second, to the class A members who have exercised their built-in gain redemption rights to the extent of the built-in gain redemption payments.
     . Third, to the class A members who have exercised their regular redemption rights, foreclosure redemption rights and emergency redemption rights in proportion to the payments required to be made upon the exercise of those rights.

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

     . Thereafter, to all of the members in accordance with the total number of membership units owned by each member.

Voting Rights

Owners of class A membership units will not be entitled to participate in or vote on any matters involving the management or the business of our company, except for the sale, merger or consolidation of our company to or with another person or entity, which will require the approval of the manager and holders of two-thirds of the class A membership units. Whenever a vote of the class A members is taken, each class A member will have one vote for each class A membership unit.

The owner of the class M membership units will have the right to appoint, remove and replace all of the board of managers. However, if we do not pay the full preferred distribution for the two consecutive calendar years, each member of our board of managers can be removed or replaced by a vote of holders of a majority of the outstanding class A units.


Restrictions on Transfer

You may sell, assign, pledge or transfer your class A membership units to any person or entity, including non-landowners, as long as:

     .    you are transferring a minimum of 10,000 units;
     . in the sole discretion of the board of managers, the transfer will not materially adversely affect our company, the other members or the value of other members' units;
     . in the sole discretion of our board of managers, the transfer would adversely affect our classification as a partnership for federal income tax purposes; and
     .    you follow the notice and documentation requirements described below.

To transfer your membership units, you must:

     .    provide 30 days advance written notice to us;
     . deliver to our board of managers a written instrument evidencing the transfer in form and substance satisfactory to our board of managers;
     . cause the transferee to execute a copy of, and be bound by, the limited liability company agreement to evidence his, her or its agreement with the terms thereof; and
     . pay the reasonable out-of-pocket costs and expenses incurred by us in connection with your transfer and the admission of the transferee as a new member.

All of the class M membership units are owned by our manager, The Nature Conservancy. Our manager may transfer all, but not less than all, of its class M membership units:

     .    to another entity owned by our manager;
     . if the transferee assumes the obligations of our manager under the limited liability company agreement and management agreement; and
     . our manager guarantees the obligations and performance of the transferee under the limited liability company agreement and management agreement.

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

If any of these three elements are not true, our manager will not be able to transfer its class M membership units unless the class A members vote to replace the manager.

Allocations

Our limited liability company agreement provides that, except for certain special allocations of built-in gains or losses described below, profits shall be allocated:

     . first, to class A members in accordance with their preferred annual distributions until the cumulative profits allocated to the class A members equals the aggregate amount of the preferred annual distributions made to the class A members for the current and all prior years; and
     . second, to all of the members in accordance with the total number of membership units owned by each member.

Our limited liability company agreement provides that, except for certain special allocations of built-in gains or losses described below, losses shall be allocated to all of the members in accordance with the total number of membership units owned by each member.

Our limited liability company agreement provides for special allocations to members who contributed timber rights with "built-in gain" or "built-in loss." The amount of such built-in gain or built-in loss is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at such time. Pursuant to those special allocations, all gain or loss from harvesting timber will be allocated to the member that contributed the timber rights to the extent of the member's built-in gain or built-in loss. If we harvest a portion of those timber rights, a proportionate amount of the built-in gain or built-in loss will be allocated to the contributing member. The remaining gain or loss from harvesting timber shall be allocated as described above. Although we will harvest your timber from time to time, we have agreed in our limited liability company agreement not to sell your timber rights.

Liquidation

We will dissolve and begin winding up and liquidating our assets on the first to occur of any of the following events:

     .    the bankruptcy or dissolution of our manager;
     .    the agreement of two-thirds of our members and our manager;
     . the happening of any other event that makes it unlawful, impossible or impractical to carry on our business;
     .    the first day on which there are no members; or
     . the entry of a decree of judicial dissolution under the Delaware LLC law or any other event or circumstance requiring dissolution under the Delaware LLC law.

If one of these events happens, The Forest Bank, LLC entity will continue solely for the purpose of winding up our affairs in an orderly manner, liquidating its assets and satisfying the claims of

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

its creditors and members. We will liquidate our assets as promptly as is consistent with obtaining the fair value for those assets. Our assets and amounts received on sale or disposition of our assets shall be applied and distributed, subject to any reasonable reserves maintained for contingent liabilities or other obligations, in the following order:

     . first, to the satisfaction, whether by payment or the making of reasonable provision for payment, of all our debts and liabilities to creditors other than members;
     . second, to the satisfaction, whether by payment or the making of reasonable provision for payment, of all our debts and liabilities to members, including unpaid distributions; and
     . the balance, if any, to all members in accordance with their respective capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Our board of managers will have reasonable discretion to determine the time, manner and terms of any sale or sales of our assets pursuant to such liquidation.


In the event of the bankruptcy of The Forest Bank, our assets, including our timber rights, and amounts received on sale or disposition of our timber rights, will be distributed as provided above. In any liquidation or dissolution, including in bankruptcy, our limited liability company agreement requires that we and our manager use reasonable best efforts to ensure that (1) the timber rights are transferred to their original contributor in redemption of their class A units, or (2) the timber rights are distributed to our manager and the contributor's class A units will be redeemed in full for cash. We anticipate negotiating with our manager and each individual member to attempt to provide that the timber rights are disposed of in manner consistent with our business and conservation objectives and consistent with the interests of the member who contributed such timber rights, which may include offering the member the right to repurchase the timber rights originally contributed. We cannot assure you that this would occur, and the bankruptcy trustee or court may require that all our assets, including our timber rights, may be distributed to the creditors of The Forest Bank that are not affiliated with us, our manager or you.


                             PLAN OF DISTRIBUTION

We will offer class A membership units only in exchange for grants of timber rights.

Initially we will focus exclusively on offering to landowners in the Clinch Valley region, a 2,200 square mile expanse of forest in southwestern Virginia and northeastern Tennessee. We will attempt to make initial contact with these landowners through direct mailings of this prospectus.

When a landowner decides to transfer his or her timber rights to us, we will ascertain the monetary value of the timber rights which may involve an appraisal of the timber rights performed by our manager or an independent appraiser. After execution of subscription documents, including our limited liability company agreement and various conservation and management easements, we will issue the landowner a certificate evidencing his or her membership units.

The securities offering will be continually ongoing on a best efforts basis.

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

No brokers, placement agents, advisers or consultants will receive compensation in connection with the distribution of the membership units.

MATERIAL PROVISIONS OF OUR LIMITED LIABILITY COMPANY AGREEMENT

This summary of our limited liability company agreement describes the material provisions of that agreement as it will be in effect immediately after completion of this offering. The limited liability company agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. You should read the limited liability company agreement in its entirety.

The following provisions of the limited liability company agreement are summarized elsewhere in the prospectus:

     . With regard to distributions, allocations, revaluations, redemptions, voting rights, restrictions on transfer and liquidation, see "Description of Membership Units."
     .    With regard to our management, see "Our Manager."
     .    With regard to tax considerations, see "Federal Income Tax
          Considerations."

Formation and Term

Our manager formed The Forest Bank, LLC as a Delaware limited liability company on January 17, 2001, which will continue until an event of liquidation as described under "Description of Membership Units -- Liquidation."

The Purposes of The Forest Bank, LLC

Our limited liability company agreement expressly provides that our purposes are:

     1. to conserve forest land to maintain ecological features and natural processes;
     2. to manage such lands, forests and associated resources to provide economic and financial benefits;
     3. to allow owners of forest land the opportunity to participate in the purposes set forth in clauses (1) and (2); and
     4. to do any and all acts and things which may be necessary or incidental to the foregoing or the promotion or conduct of our business or any of our property.

Our limited liability company agreement expressly requires that if there is a conflict among our forest conservation objectives in (1) above and any of our economic objectives, our forest conservation objectives will take priority.

Factors that Might Prevent or Delay a Change of Control

Any sale of our company to another entity or person and the merger of our company with or into any other entity must be approved by our board of managers, the owner of the class M membership units and owners of a majority of all other membership units issued by us. As a

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

result, any one of these entities or groups could block a sale or merger of our company that would result in substantial economic benefit to you.

Exculpation and Indemnification

To the fullest extent permitted under Delaware law, none of our manager, any affiliate of our manager, any member of the board of managers, any officers or any member will be personally liable to us or to our members in connection with any action taken or failure to act on behalf of our company within the scope of the authority conferred on such person by us or under applicable law. In addition, our manager and members of our board of manager will not be held liable to us or our members for any breach of any fiduciary duty as one of them has to us or our members, except for liability for acts or omissions not in good faith or that involve gross negligence, intentional misconduct or a knowing violation of law.

We will indemnify and hold harmless our manager, any of its affiliates, all members of our board of managers and all our officers for any liability they might have by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of or in the interests of our company, except for acts and omissions that constitute fraud, gross negligence, willful misconduct, as long as such person reasonably believed that the acts or omissions were in the best interests of our company. Our indemnification of these persons will include paying for and even advancing the costs and expenses of any litigation or similar proceeding in connection with the acts.

Tax Matters

Our manager will be our tax matters partner under federal income tax law and will make all elections and decisions required or permitted to be made by us under any applicable tax law. In addition, our manager will prepare and file all income tax returns on a timely basis.

Information Rights

Any of our members or their agents will have the right to examine and copy, at any reasonable time or times for all purposes, the books and records of account, minutes and records of our company. If any member requests in writing, our manager will send to that member our most recent financial statements and a copy of our federal, state and local income tax returns.

Amendments of the Limited Liability Company Agreement

Either the owner of our class M membership units or our board of managers may amend or repeal our limited liability company agreement at any time. However, any amendment may not reduce (1) the distributions payable to a member as described in this prospectus, or (2) amounts payable to a member to redeem his or her units as described in this prospectus, without the written consent of every member whose rights are being reduced.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses the material U.S. federal income tax considerations that we reasonably expect to affect your investment in our membership units. This summary assumes that you are an individual who is a U.S. citizen or resident alien. It generally does not discuss the federal income tax consequences applicable to other types of taxpayers, including corporations, tax-exempt pension or profit-sharing trusts or IRAs, foreign taxpayers, estates, or taxable trusts. This section is not to be construed as a substitute for careful tax planning. The statements, conclusions, and opinions contained herein are based on existing law as contained in the Code, the Treasury regulations thereunder, administrative rulings, and court decisions as of the date of this prospectus. We have received an opinion letter from Hunton & Williams, our tax counsel, addressing the matters discussed below. You should be aware that an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or any court. No rulings have or will be received from the IRS relating to the treatment of your contribution of timber rights to The Forest Bank. Accordingly, there can be no complete assurance that the IRS or a court will agree with the legal opinion of Hunton & Williams, with the following discussion, or with any of the positions taken by us for federal income tax reporting purposes.

The following discussion is not exhaustive of all possible tax considerations. The discussion does not substantively address any state, local, or foreign tax considerations, and also does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstance.

You are urged to consult your own tax advisor regarding the specific tax consequences to you of acquiring, holding and disposing of our membership units, including federal, state, local and foreign and other tax consequences of acquiring, holding and disposing, and of potential changes in applicable laws.

Summary of Tax Opinions

Hunton & Williams has provided us with an opinion letter rendering its opinion as to certain federal income tax consequences of acquiring, holding, and disposing of our membership units. These opinions are based on the following assumptions:

     . the transactions contemplated by this prospectus will be consummated in accordance with the descriptions in this prospectus;
     . all of the terms and conditions of our limited liability company agreement and other governing documents will be satisfied;
     . no class A members will exercise their redemption rights within two years of the contribution of timber rights to us;
     . we will not assume the liabilities of any member or take timber rights subject to any debt;
     . prior to contribution, each member will have held his or her timber rights for at least one year and no member will have held timber rights as inventory primarily for sale to customers in the ordinary course of his or her trade or business; and

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

     . except for our limited liability company agreement, the management agreement, the conservation easements, the subscription agreement and certificates attached as exhibits thereto or as otherwise described in this prospectus, there are no agreements or understandings, express or implied, between The Forest Bank or The Nature Conservancy, on one hand, and any of the members on the other hand.

The opinions that Hunton & Williams provided are as follows:

     . We will be classified as a partnership for federal income tax purposes.
     . Each owner of a membership unit will be treated as a partner of The Forest Bank for federal income tax purposes.
     . You will not recognize gain or loss for federal income tax purposes upon the contribution of your timber rights to us in exchange for membership units.
     . Any gain recognized by us for federal income tax purposes from our harvesting activities will be treated as long-term capital gain.
     . For federal income tax purposes, the allocation of income, gain, loss, deduction and credit in our limited liability company agreement should have substantial economic effect within the meaning of Code sections 704(b) and 704(c) and the regulations thereunder.
     . The descriptions of law contained in this section are correct in all material respects, and the discussions fairly summarize the U.S. federal income tax considerations that are likely to be material to a member.

Such opinions are based on the Code, the Treasury regulations thereunder, administrative rulings, and court decisions at the date of the opinion, any of which could be changed at any time. Any such changes could support a contrary position to the opinions of Hunton & Williams, possibly on a retroactive basis, and could adversely affect the federal income tax consequences of acquiring, holding, and disposing of our membership units. Accordingly, there can be no assurance that such opinions, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Classification of The Forest Bank as a Partnership

Under recently revised Treasury regulations known as the "check-the-box" regulations, an unincorporated entity, such as a limited liability company, will be taxed as a partnership unless the entity affirmatively elects to be taxed as a corporation or the entity is considered a "publicly traded partnership." We will not elect to be taxed as a corporation.

Under Code section 7704, publicly traded partnerships are generally taxed as corporations. A partnership will be treated as a "publicly traded partnership" if its interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). Even if a partnership is traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof), the partnership will not be taxed as a corporation if it satisfies the "qualifying income exception" for each taxable year of its existence. That exception is satisfied for any year if 90% or more of the gross income of the partnership for that year consists of "qualifying income." Qualifying income includes gains from

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

the sale of real property, income and gains derived from timber activities, interest (other than from a financial business), dividends and other forms of passive income.

We do not intend to list our membership units on the New York Stock Exchange, the Nasdaq Stock Market, or any other secondary market. Nonetheless, because of the redemption rights granted to the class A members and the ability of the class A members to transfer their membership units, we cannot be certain that our membership units will not be treated as readily tradable on a secondary market (or the substantial equivalent thereof). Accordingly, there is a significant risk that The Forest Bank will be classified as a publicly traded partnership. However, we will seek to avoid taxation as a corporation by satisfying the "qualifying income exception." We expect that our only sources of income will be from the harvesting of timber for sale to third parties and a small amount of interest income from short term investments. Thus, we believe that at least 90% of our gross income will constitute qualifying income during each taxable year. If we avoid taxation as a corporation by satisfying the qualifying income exception but are classified as a publicly traded partnership, certain limitations would apply to your use of income from us to offset passive activity losses from other sources and of losses from us to offset income from other sources. See "--Passive Activity Losses."

An entity classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Each partner in the partnership is required to take into account in computing his or her federal income tax liability his or her allocable share of income, gains, losses, deductions and other items, regardless of whether cash distributions are made. Accordingly, as an owner of our membership units, you will be required to report on your federal income tax return your allocable share of our income, gain, losses, deductions, or other items. See "--Allocations of Our Income, Gain, Loss, and Deductions."

If we fail to qualify for partnership taxation, we would be treated as a corporation for federal income tax purposes. As a corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to the owners of our membership units as ordinary income to the extent of our earnings and profits. However, you would not be required to report your share of our income, gains, losses or deductions on your tax return. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to you would be reduced by the amount of tax paid, which could decrease the value of your membership units.

We have received an opinion from our counsel that, based on certain assumptions described above, we will be treated as a partnership for federal income tax purposes. The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

Treatment of Members as Partners

A purported partner in a partnership can be treated for federal income tax purposes as a creditor of the partnership, and conversely, a purported creditor to a partnership can be treated for federal income tax purposes as a partner in the partnership. No statutory or regulatory federal tax authority exists for distinguishing debt from equity in the context of an interest in a partnership.

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

Consequently, the source of the law for determining whether an arrangement such as the class A membership units constitutes debt or equity for federal income tax purposes is court cases, and most of those cases address whether purported debt in a corporation is an equity interest, and not whether purported equity in a partnership is debt. Nevertheless, those cases are relevant to the analysis of whether your membership units are debt of The Forest Bank. The case law has not articulated a single test to determine whether a debtor-creditor relationship exists. Instead, the courts have identified several factors, none of which is determinative in itself, and analyzed each particular transaction on its own facts and circumstances. Factors that have been viewed as pertinent to such a determination include the following:

     .    the intent of the parties;
     . the presence or absence of an absolute obligation to pay a certain amount of money at a certain time;
     . whether payments are required to be made only to the extent of future profits;
     .    the form of the obligation as debt or equity;
     . whether interest is required to be paid and whether it is fixed or contingent;
     .    whether the alleged debt is subordinated to claims of outside creditors;
     . whether third party lenders would have made similar loans under the circumstances;
     .    the presence or absence of security for the alleged loan;
     . the reasonableness of the expectation that principal and interest will be paid in full; and
     .    the use to which the funds are put.

The determination of whether the class A members will be treated for federal income tax purposes as holding evidence of indebtedness or as holding an equity interest in us depends on an analysis of the factors listed above in the context of the terms of the class A membership units and our operations. The treatment of the class A membership units as equity is supported by a number of factors, including the following:

     . the members intend to enter into an arrangement pursuant to which they are "partners" for federal income tax and other purposes and our limited liability company agreement evidences that intention;
     . we do not have an absolute obligation to make preferred annual distributions or to redeem your membership units;
     . both the payment of preferred annual distributions and the redemption of class A membership units are dependent upon the future profits of The Forest Bank;
     . in addition to preferred annual distributions, class A members participate in the profits of The Forest Bank by sharing in residual operating and liquidating distributions;
     . the class A membership units are in the form of equity interests in The Forest Bank;
     . the class A membership units do not contain provisions for the unconditional payment of interest;
     . the class A membership units are subordinate to the claims of all creditors;
     . the class A membership units do not include creditor's rights and other terms and conditions similar to those that would be required by a commercial lender; and

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

     . the class A membership units do not have a security interest in the assets of The Forest Bank.

Accordingly, based on the factors listed above and certain assumptions described above, we have received an opinion from our counsel that each member of The Forest Bank will be treated as a partner for federal income tax purposes.

Contribution of Timber Rights

Code section 721 provides that no gain or loss is recognized to a partnership or to any of its partners upon the contribution of property to the partnership in exchange for an interest in the partnership. However, such tax-free treatment is not accorded with respect to a contribution of property to a partnership that is classified as an "investment company" under the Code, to a contribution that is treated as a "disguised sale" of the contributed property under the Code, or to the extent that the contributing partner receives consideration other than an interest in the partnership. Based on certain assumptions described above, we have received an opinion from our counsel that you will not recognize any gain or loss on the contribution of your timber rights to us in exchange for our membership units.

Investment Company Rules

If we were considered to be an "investment company" as defined in Treasury regulations section 1.351-1, the contribution of the timber rights to us would not be tax free under Code section 721. Treasury regulations section 1.351-1 provides that a transfer will be treated as having been made to an investment company if the transfer results in a diversification of the interests of two or more transferors, and the transferee is

     .    a regulated investment company ("RIC"),
     .    a real estate investment trust ("REIT"), or
     . a partnership more than 80% of the value of whose assets are held for investment and are stock or securities (including cash and evidences of indebtedness), or interests in RICs or REITs.

Treasury regulations section 1.351-1 further provides that a transfer will ordinarily result in diversification of the transferors' interests for this purpose if two or more persons contribute nonidentical assets. Although the transfer of the timber rights to us will result in the diversification of the interests of our members, we will not be a RIC or REIT and will not hold sufficient cash, stock or securities to otherwise cause us to constitute an investment company. Accordingly, the contribution of your timber rights to us will not be treated as a transfer to an investment company under Code section 721 and Treasury regulations section 1.351-1.

Disguised Sale Rules

A contribution of timber rights to us will not be tax free to the extent it is treated as a "disguised sale" under Code section 707(a) and the Treasury regulations thereunder. The disguised sale regulations generally provide that, unless one of the prescribed exceptions applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration from a partnership to a partner and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

There are three types of distributions that may be made to class A members within two years of the contributions of their timber rights: preferred annual cash distributions, discretionary operating income distributions, and built-in gain or foreclosure redemptions of membership units.

Our limited liability company agreement will provide for a preferred annual distribution to class A members based on the fair market value of the timber rights at the time of contribution. The preferred annual distribution for each class of class A membership units is different according to which class of membership units you choose to receive in exchange for your timber rights. The disguised sale regulations provide that "preferred return" payments to partners that are reasonable are presumed not to be a part of a sale of property to the partnership. Distributions to a partner qualify as a "preferred return" if they constitute preferential distributions of partnership cash flow to a partner with respect to capital contributed to the partnership by the partner that will be matched, to the extent available, by an allocation of income or gain. A preferred return is reasonable only to the extent that the partnership agreement provides for payment for the use of capital in a reasonable amount, and only to the extent that the payment is made for the use of capital after the date on which that provision is added to the partnership agreement. A preferred return is reasonable in amount if the preferred return that is payable for that year does not exceed the amount determined by multiplying either the partner's unreturned capital at the beginning of the year or, at the partner's option, the partner's weighted average capital balance for the year by the "safe harbor" interest rate for that year. The safe harbor interest rate for a partnership's taxable year equals 150% of the highest applicable federal rate in effect at any time from the time that the right to the preferred return is first established pursuant to a written agreement among the partners. In the case of our preferred annual distribution, the distribution is based on each member's capital contribution and will be matched by an allocation of income or gain to the member receiving the distribution. The preferred annual distribution rate is less than the "safe harbor" and, therefore, should be reasonable in amount. In addition, the distribution will be made for the use of capital after the date of our limited liability company agreement. Thus, our preferred annual distributions should qualify as preferred returns under the disguised sale regulations.

In addition to preferred annual distributions, our limited liability company agreement provides for discretionary operating distributions, which should not be treated as a part of disguised sales

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

because they should qualify as "operating cash flow distributions." In any year in which our operations produce cash flow in excess of our preferred annual distributions and redemption payments, our manager, in its discretion, may make an operating distribution to our members pro rata in accordance to the total number of membership units owned by each member. The disguised sale regulations provide that "operating cash flow distributions" payments to partners are presumed not to be a part of a sale of property to the partnership. Distributions to a partner during a particular year qualify as "operating cash flow distributions" so long as the total amount of such distributions to such partner does not exceed the product of the partnership's net cash flow from operations for the year multiplied by the partner's percentage interest in the overall partnership profits for that year. Our discretionary operating distributions will qualify as operating cash flow distributions under the disguised sale regulations.

You will be permitted to redeem membership units to the extent you receive a special allocation of built-in gain in connection with the harvesting of your timber. We may harvest your timber within two years of your initial contribution. In addition, if you pledge your class A membership units to an unrelated bona fide lender as security for a loan and the lender forecloses on the membership units, the lender will be permitted to redeem the pledged membership units. Such a lender may request a foreclosure redemption within two years of your initial contributions. Were we to redeem your membership units within the first two years after your contribution, all or a portion of the original contribution would be presumed to be a sale. For example, if you were to redeem 10% of your membership units, 10% of your original contribution would be presumed to be a sale. You would have the burden of clearly establishing that the contribution was not a sale. Such a determination will be based on all of the facts and circumstances. Finally, if you claim that a redemption within two years of your original contribution is not part of a disguised sale, you would have to disclose that fact on your federal income tax return for the year in which the redemption occurs.

If a redemption of class A membership units is treated as part of a disguised sale, then the contribution of timber rights would be treated as a sale of property, in whole or in part, to us by you acting in a capacity other than as a member of The Forest Bank, rather than as a contribution to us under Code section 721 and a subsequent partnership distribution. A transfer that is treated as a sale under the disguised sale rules is treated as a sale for all purposes of the Code, and the sale is considered to take place on the date that, under general principles of federal tax law, the partnership becomes the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of sale, the partnership transferred to the partner an obligation to pay to the partner money or other consideration.

Although any such deemed sale should qualify as an "installment sale" under Code section 453 and you therefore should be entitled to defer any taxable gain until the date of such exercise, such gain would be determined with reference to the adjusted tax basis of your redeemed membership units as of the date you contributed your timber rights. In addition, other general tax principles applicable in the case of installment sales would apply. For example, the "pledging rule" of Code section 453A may apply if you use membership units with a value in excess of $150,000 as security for a debt. If applicable, the pledging rule would treat the net proceeds from the debt as

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a payment of the disguised installment sale at the time of receipt, which would accelerate your recognition of gain.

Receipt of Redemption Right

As a class A member, you will have a redemption right that will permit you to withdraw in cash the value of your contributed timber rights, in whole or in part, subject to restrictions and penalties depending on the terms of your contribution. You should not have to recognize gain or loss because your membership units contain a redemption right. As discussed above, Code section 721 provides that the receipt of a partnership interest in exchange for property is nontaxable. However, the receipt of property by a partner, other than a partnership interest, in connection with the contribution to a partnership is treated as taxable boot. The redemption right is an inherent component of your membership units, which should be classified as partnership interests. The redemption right does not constitute property separate from your membership units. Accordingly, you should not recognize gain or loss on the exchange of your timber rights for membership units that contain a redemption right.

Tax Basis in Your Units

Code section 722 generally provides that when property is contributed to a partnership in exchange for a partnership interest, the partner's initial basis in its partnership interest is equal to its adjusted basis in the contributed property. When a taxpayer disposes of part, but not all, of an asset, the tax law provides that the taxpayer generally must allocate its tax basis among the divided parts. Therefore, to determine your adjusted basis in the timber rights contributed to us, you must allocate your adjusted basis in your forest land between your timber rights contributed to us and the forest land retained by you based on the fair market value of the timber rights and the retained interest at the time of contribution. The basis allocated to your timber rights on the date of contribution will become the initial basis in your membership units.

The adjusted tax basis in your membership units will be increased by any subsequent capital contributions you make, your share of our income and gain, and your share of our liabilities, if any (other than liabilities that are recourse to, or loans that are provided by, The Nature Conservancy or one of its affiliates). The adjusted tax basis in your membership units will be decreased (but not below zero) by distributions to you from The Forest Bank, your share of our losses and deductions, and any decrease in your share of our liabilities.

Character of Gain or Loss from Harvesting Activities

Section 631(b) of the Code provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of such timber under any contract by virtue of which he "retains an economic interest in such timber," the gain or loss realized will be treated under Code section 1231 as gain or loss from property used in a trade or business. Our holding period for determining whether our timber has been held for more than one year will include the contributor's holding period for its timber rights. As discussed above, we will not accept timber rights that have not been held by the contributor for more than one year. In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in

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such timber. For purposes of Code section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined). We will retain an "economic interest" in the timber subject to a contract or lease under which a third party will harvest our timber. Accordingly, any gains or losses from leases or contracts for harvesting timber will be treated as gains or losses from the sale of property used in a trade or business under Code section 1231.

Your distributive share our gain or loss from the sale or exchange of Code section 1231 assets will be aggregated with any other gains and losses realized by you from the disposition of property used in other trades or businesses, as defined in Code section 1231(b), and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Code section 1231 gains will be treated as ordinary income to the extent of prior net Code section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years, to the extent such losses have not previously been offset against Code section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

Allocations of Our Income, Gain, Loss, and Deductions

Your distributive share of our income, gain, loss, or deductions for federal income tax purposes generally is determined in accordance with our limited liability company agreement. Under Code section 704(b), an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership."
If an allocation or a portion thereof contained in our limited liability company agreement does not satisfy either test, the IRS will reallocate such items in accordance with their determination of the economic interest of each partner in the partnership. Treasury regulations section 1.704-1(b) contains guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in our limited liability company agreement are intended to have substantial economic effect under that regulation, and we have received an opinion from our counsel that, based on certain assumptions described above, the allocations of income, gain, loss, and deduction in our limited liability company agreement to the members will have substantial economic effect within the meaning of Code section 704(b) and the Treasury regulations thereunder.

Pursuant to Code section 704(c) and the Treasury regulations thereunder, income, gain, loss, and deduction attributable to built-in gain or built-in loss property that has been contributed to the partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or loss associated with the property at the time of the contribution. The amount of such built-in gain or built-in loss is generally equal to the difference between the fair market value of the contributed property at the time of the contribution and the adjusted tax basis of such property at such time, commonly called a "book-tax difference."

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All of the timber rights contributed to The Forest Bank are expected to have book-tax differences. Thus, any gain or loss we recognize from harvesting of your timber rights will be allocated to you to the extent of your built-in gain or built-in loss at the time of your contribution to The Forest Bank. As described above, you will be permitted to make redemptions that are designed to provide you with enough cash from The Forest Bank to pay taxes on the allocation of built-in gain. See "Description of Membership Units-Redemptions-Built-In Gain Redemptions."

Cash Distributions

A cash distribution made to you generally will not be taxable for federal income tax purposes as long as the distribution does not exceed your adjusted basis in your membership units immediately before the distribution. A cash distribution will reduce your adjusted basis in your membership units. You will have to recognize gain on any distribution of cash that exceeds your adjusted basis in your membership units in an amount equal to the excess of the cash distributed over your adjusted basis immediately before the distribution.

Redemption of Your Units

If you elect to redeem all or a portion of your membership units and The Nature Conservancy contributes the cash necessary to effect such redemption, the redemption likely would be treated as a sale of such membership units to The Nature Conservancy in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming member would be treated as realizing an amount equal to the amount of the cash received in the redemption plus the amount of our liabilities allocable to the redeemed units at the time of the redemption. If, instead, we choose to redeem a member's units for cash that is not contributed by The Nature Conservancy to effect the redemption, the tax consequences would be the same as described in the previous sentence, except that if we redeem less than all of a member's units, the member would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the share of our liabilities allocable to the redeemed units, exceeded the member's adjusted basis in all of such member's units immediately before the redemption.

Sale of Your Units

If you sell your membership units, you will be required to recognize gain or loss equal to the difference between the amount realized from the transaction and your adjusted tax basis in your membership units at the time of sale. The amount realized will include your share of our liabilities, if any, attributable to your membership units, as well as any proceeds from the sale. Except to the extent attributable to unrealized receivables or appreciated inventory, the gain or loss generally will be taxable as long-term or short-term capital gain or loss, depending upon whether you have held your membership units for more than one year.

The IRS has ruled that a partner has one basis for his interest in a partnership. Accordingly, if you later acquire additional membership units by contributing additional timber rights, then the adjusted basis of the land associated with those additional timber rights, and your share of our liabilities, if any, attributable to such membership units, will be added to the basis of your

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previously owned membership units. This will result in an average basis for calculating gain or loss on any subsequent sale of less than all of your membership units.

Under Code section 6050K and the accompanying Treasury regulations, any member who transfers membership units generally will be required to notify us within 30 days after the transfer (or, if earlier, by January 15 of the calendar year following the calendar year of the transfer). The notification must include the names and addresses of the transferor and transferee, the taxpayer identification number of the transferor and of the transferee (if known), and the date of the transfer. Any failure to so notify us of such a transfer will result in a penalty of $50 unless such failure was due to reasonable cause.

Basis Limitations on the Deduction of Losses

Any net loss for a year allocated by The Forest Bank to a member for tax purposes may be deducted by that member only to the extent of the adjusted tax basis of his membership units. See "--Tax Basis in Your Units." Losses in excess of a member's adjusted tax basis are carried over to succeeding taxable years.

Passive Activity Losses

Code section 469 generally provides that individuals, estates, trusts, and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, trade or business activities in which the taxpayer does not materially participate and most rental activities) only to the extent of the taxpayer's income or gain from passive activities (except that in the case of a closely held corporation subject to passive loss limitations, such losses can be used also to offset the corporation's "active" income, but cannot be used to offset its "portfolio" income). We believe that our activities will constitute a trade or business. Since limited partners, similar to our class A members, are deemed not to materially participate in partnership activities, any income or loss allocated to you by us will be treated as passive activity income or loss. Consequently, subject to the possible application of the additional restrictions described in the next paragraph, any losses allocated to you by us generally may be used only to offset income from other passive activities and, conversely, any income allocated to you by us generally may be offset by losses from other passive activities. Any passive activity losses that you cannot deduct in a taxable year may be carried forward indefinitely and used to offset passive activity income in subsequent years.

Special restrictions apply to publicly traded partnerships that avoid taxation as corporations because of the qualifying income exception. Depending upon the frequency of transfers or redemptions of our membership units, we could be treated as a publicly traded partnership not taxable as a corporation. See "--Classification of The Forest Bank as a Partnership." In that case, you would not be able to offset your income from us with your passive activity losses from any other passive activity, including from any other publicly traded partnership. In addition, you could not offset income from any other source to offset the losses allocated to you from us.

Any gain realized from the sale of all or part of your membership units will be gain or loss from a passive activity, except to the extent that such gain is attributable to any of our assets that

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produce portfolio income. Similarly, any loss realized from the sale of a part of your membership units will constitute a passive activity loss and will be subject to the limitations on the deductibility of passive activity losses, except to the extent such loss is attributable to our assets that produce portfolio income. Any loss realized upon the sale of all of your membership units generally will be deductible in full.

Limitations on Deductibility of Interest

As described above, we believe that we will be engaged in a trade or business. However, if we are engaged in an investment activity, rather than a trade or business activity, our noncorporate member's deduction for "investment interest" (i.e., interest expense allocable to investment property) may be limited under Code section 163(d). Investment interest is not deductible to the extent that it exceeds the taxpayer's net "investment income" (generally, the excess of (i) the ordinary income derived from investments and the net gain attributable to the disposition of property held for investment over (ii) the deductions, other than for interest, which are directly connected with the production of investment income). However, under the Code, net long-term capital gains are excluded from the category of net investment income, except to the extent a taxpayer elects to reduce his net capital gain eligible for the maximum rate generally applicable to net long-term capital gains. A member who cannot deduct investment interest currently as a result of the application of Section 163(d) would be entitled to carry forward such deductions to future years, subject to the same limitation.

Deductibility of Certain Expenses by Individual Members

The expenses of an individual paid or incurred for the production of income ("Section 212 expenses") are deductible for any taxable year only to the extent that such expenses, along with certain other "miscellaneous itemized deductions," exceed 2% of his or her adjusted gross income for that taxable year. In addition, the amount of an individual's Section 212 expenses and otherwise allowable itemized deductions for the year (with some exceptions) are reduced by the lesser of (i) 3% of the amount by which the individual's adjusted gross income exceeds a specified amount ($132,950 for 2001), which is adjusted for inflation, or (ii) 80% of the individual's otherwise allowable itemized deductions which are subject to this rule will be disallowed. Further, as miscellaneous itemized deductions, an individual's Section 212 expenses will not be deductible for alternative minimum tax purposes. These limitations on deductibility would apply to an individual member's share of any expenses of The Forest Bank falling into the category of Section 212 expenses.

If we are engaged in a trade or business, the general and administrative expenses we incur in connection with our activities, including any management fees, would not be treated as Section 212 expenses subject to the limitations above. If, however, we are not engaged in a trade or business, our general and administrative expenses would be Section 212 expenses subject to the limitations above.

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Section 754 Election

If requested by a purchaser of membership units from any member of The Forest Bank, we will make an election under Code section 754, which may be revoked only with the consent of the IRS. The election will generally permit the purchaser of the membership units to adjust its share of the "inside" basis in our properties pursuant to Code section 743(b) to fair market value (as reflected by the value of consideration paid for the membership units), as if such purchaser had acquired a direct interest in our assets. The Code section 743(b) adjustment is applicable solely to a purchaser of membership units and is not added to the "inside" basis in our assets with respect to the other members.

Anti-Abuse Regulation

Treasury regulations section 1.702-1, commonly known as the "anti-abuse regulation," provides that if a partnership is formed or availed of in connection with a transaction with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner that is inconsistent with the intent of the partnership provisions of the Code, the IRS may recast the transaction as to achieve tax results consistent with the intent of the partnership provisions. The Forest Bank is a vehicle to pool individually owned forest land for purposes of achieving long-term conservation objectives while at the same time providing an investment return to the owners of the forest land. It is a joint undertaking between the class A members and The Nature Conservancy, and members will be taxed on gain corresponding to their true economic return from The Forest Bank. We will not be a vehicle for either The Nature Conservancy or any other member to substantially reduce its federal tax liability in a manner that is inconsistent with the partnership provisions of the Code. Accordingly, the "anti-abuse regulation" should not apply to your investment in us.

Information Reporting and Tax Returns

We will file annually a federal partnership information return (IRS Form 1065) but will not be subject to federal income tax liability. You will be required to report on your own federal income tax return your allocable share of our income, gain, loss, deduction and other tax items. Each year, we will furnish you with a report on a Schedule K-1 of your distributive share for such year of our taxable income and other tax items for use in the preparation of your federal income tax return.

Audits

The IRS may examine the returns of The Forest Bank and may disagree with our tax positions on such returns. If challenged by the IRS, our tax positions may not be sustained by the courts. An audit of our tax return could lead to a separate audit of your tax return, which could result in adjustments to your tax liabilities attributable to The Forest Bank as well as items not attributable to The Forest Bank.

Generally, the tax treatment of partnership items will be determined at the partnership level pursuant to administrative or judicial proceedings conducted at the partnership level. Partners

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generally are required to file their tax returns in a manner consistent with the information returns filed by the partnership or be subject to possible penalties, unless the partners file statements with their tax returns on IRS
Form 8082 describing any inconsistency. The Nature Conservancy will be our "tax matters partner" and as such will have certain responsibilities and control over any IRS audit and any litigation relating to the tax treatment of The Forest Bank.

In the event of an audit of our return, the tax matters partner, pursuant to advice of counsel, will take all actions necessary to preserve the rights of the members, will provide the members with any notices of such proceedings and other information as required by law, and will notify members of their rights with respect to settlement negotiations. All expenses of such proceedings undertaken by the tax matters partner, which might be substantial, will be paid for entirely out of our assets, which might otherwise be distributable to you. Moreover, the tax matters partner is not obligated to contest adjustments made by the IRS. Any member who elects to participate in such an audit or court proceedings will be responsible for any expenses the member incurs in connection with the proceedings.

State and Local Taxation

In addition to the federal income tax consequences described above, you should consider the state and local tax consequences of an investment in us. The rules of some states and localities for computing and reporting taxable income may differ from the federal rules. In addition, under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes. Such taxes will decrease the amount of income available to be distributed to you. Furthermore, we may be required to withhold and pay over to state income tax authorities income allocated or cash distributed to members that are not residents of those states, and nonresident members may be required to file tax returns to those states. We recognize the potential burden on our members caused by having to file returns and pay taxes in multiple states. To the extent feasible, we will structure our future expansion to minimize the state and local tax burden on our members.

Summarized below are certain Virginia and Tennessee state tax considerations related to acquiring, holding, and disposing of our membership units.

Virginia Income Tax

All owners of membership units will be subject to the Virginia state income tax on their share of our net income apportioned to our activities in Virginia. The Virginia state income tax will apply regardless of whether you are a resident of Virginia. Members that are not Virginia residents will be required to pay estimated taxes on a quarterly basis for any year in which the member reasonably anticipates having a Virginia income tax liability in excess of $150. In addition, members that are Virginia residents may also have to pay estimated taxes, depending on their Virginia adjusted gross income and on withholding from other sources.

The Virginia partnership income tax regulations permit a partnership to request permission from the Virginia State Tax Commissioner to file a statement of combined partnership income tax attributable to nonresident partners, which would relieve nonresident partners from the obligation to file individual nonresident returns. A combined statement of partnership income tax may also

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be used to make quarterly estimated tax payments. If we receive the consent of all of our members who are not Virginia residents and who do not have other Virginia-source income, we will request to file a combined partnership income tax return for our members who are not Virginia residents. There can be no assurance, however, that such a request will be granted. In addition, if such request is granted, it will apply only to members that do not have other Virginia-source income. Further, the Virginia income tax will be calculated without the benefit of itemized deductions, standard deductions, personal exemptions or credits for income taxes paid to states of our members' residence. Members whose income is reported on a combined return must sign a statement electing combined filing and indicating the member's responsibility for his share of the income reported on the combined return. Because there can be no assurance that we will be allowed to file a statement of combined partnership income tax, non-Virginia resident members should be aware that they may be required to file a Virginia income tax return.

Virginia Recordation Tax

The contribution of Virginia timber rights will be subject to the Virginia Recordation Tax Act. Contributors of Virginia timber rights will be liable, when the consideration received or the value of the property exceeds $100, for a tax equal to 50 cents for each $500 or fraction thereof of the net consideration received by the contributor. In addition, we will be liable for a tax equal to 20 cents for each $100 or fraction thereof of the net consideration received by the contributor. "Net consideration" will generally be equal to the fair market value of your timber rights.

Virginia Real Property Tax

Members contributing Virginia timber rights will continue to pay Virginia real property tax on the total value of their land.

Tennessee Excise and Franchise Taxes

We will be subject to the Tennessee Excise Tax and Franchise Tax. Under the Tennessee Excise Tax, we will pay a 6% tax on our net earnings apportioned to Tennessee sources. In addition, we will be subject to the Tennessee Franchise Tax at the rate of 25 cents per $100 of our net worth apportioned to property in Tennessee.

Tennessee Recordation Tax

Members contributing Tennessee timber rights will not be liable for the Tennessee Recordation Tax. However, we will be liable for the Tennessee Recordation Tax when we record our Tennessee timber rights contributed to us.

Tennessee Real Property Tax

Members contributing Tennessee timber rights will continue to pay Tennessee real property tax on the total value of their land.

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YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE STATE TAX TREATMENT OF THE
FOREST BANK AND THE EFFECT OF THAT TAX TREATMENT ON YOU.

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                           OTHER REGULATORY MATTERS

Protection of the environment is our most important goal, and in achieving that goal, we intend to comply fully with the statutory and regulatory frameworks that govern timber harvest and forest management practices. Standard industry timber operations often involve the use and storage of various materials such as herbicides, pesticides, fertilizers and gasoline, and may result in air emissions, releases to soil or groundwater, or discharges of potentially hazardous materials into streams and other bodies of water. In addition, our operations could result in material liabilities, fines, costs and restrictions under current or future environmental laws and regulations. We describe below the methods that we intend to implement to address the requirements of these environmental laws and regulations.

Endangered Species Laws

We will survey our timberlands for the presence of endangered or threatened plant and animal species before we harvest any specific tract of timberland at least to the extent required by law. Wildlife biologists will review the survey and determine whether our harvesting activities will affect any endangered or threatened species. Our harvest plans will take into account any potential restrictions for endangered or threatened species.

Our manager, The Nature Conservancy, has access to an extensive database of endangered species and their known locations. In the Clinch Valley, most of the federally listed species--endangered and threatened--are not terrestrial species that would occur in forest systems. Rather, they occur in the river systems or in caves. We do not foresee major issues from endangered species in our forest operations with the possible exception of harvesting that might adversely affect the quality of water entering the river system. Designing management operations which minimize erosion and sediment runoff is our highest priority.

If we were to discover endangered or threatened species on a particular tract, we have the flexibility to adjust our harvest plans in an effort to avoid any significant reduction in yield. We can choose to sell timber from a different tract or have the timber cut at a different time of the year to avoid disturbing the habitat of an endangered or threatened species. We can exercise this flexibility because we harvest only a small percentage of our timberlands each year. Nonetheless, the presence of protected species on or near our timberlands may significantly affect our operations, including restricting or prohibiting timber harvesting, road building, access across federal lands and silvicultural activities on the affected areas of our timberlands.

Currently, most of the federally listed species in the Clinch Valley are aquatic. However, additional species could be listed under the Endangered Species Act, and we would be required to assess and modify our harvesting activities accordingly. For example, several environmental organizations have petitioned the U.S. Fish and Wildlife Service to list the cerulean warbler, a bird that nests in mature hardwood forests, as a threatened or endangered species, and the listing of this bird would require us to adjust our harvesting and management activities.

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Laws Relating to Clean Air, Clean Water and Wetlands

The Federal Clean Air Act and Clean Water Act, and their state equivalents, control our on-site preparation activities such as slash burning and regulatory programs designed to reduce runoff discharged into bodies of water. For example, the U.S. Environmental Protection Agency and its state counterparts have designated certain bodies of water as "water quality impaired," triggering a requirement to establish Total Maximum Daily Loads, or TMDLs, for those bodies of water. The TMDL process could result in additional limitations on harvesting activities in places where we operate. Additionally, some states, most notably Virginia, may levy substantial monetary penalties and enjoin timber harvest activities if such activities cause, or are likely to cause, water pollution by runoff from timbering operations into streams. Our harvest plans will be designed to comply with appropriate best management practices to minimize impacts on watercourses, and we will monitor those with whom we contract for harvesting services to ensure their compliance with such plan.

Our business is also affected by federal and state laws designed to protect wetlands. The Federal Clean Water Act authorizes the regulation of wetland areas. Access to timberlands located within or beyond a protected wetlands area may be limited, and we may be required to pay for the protection of wetland areas. Alternatively, we may have to stop harvesting in wetland areas.

Regulation of Insecticides and Herbicides

The Federal Insecticide, Fungicide, and Rodenticide Act regulates the use of pesticides used in forestry practices. It is our intention to avoid if possible, and minimize if not, the use of pesticides, herbicides, and fertilizer. In addition, the requirements of forest certification under the Forest Stewardship Council program generally require certified forests to limit use of these substances to extreme circumstances.

Laws Governing Hazardous Wastes

Some environmental statutes, such as the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state laws, impose strict liability, regardless of the lack of negligence or fault on the part of the person held liable. Under CERCLA and various state laws and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on, from or in its property, often without regard to whether the owner or operator knew of, or was responsible for, the release of the substances. The presence of these substances, or the failure to remediate them properly, may adversely affect the owner's ability to sell contaminated real estate or to use it as collateral.

Our operations involve only owning timber rights and selling standing timber.
In some circumstances, past owners may have disposed of hazardous substances on property the present owner of which intends to contribute to us. All tracts proposed for contribution to us will undergo a site inspection and hazardous waste assessment to minimize the chance of enrolling land with such liabilities. Despite these precautions, we may acquire timber rights on timberlands that are subject to potential environmental or other liabilities. We may not know

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about material environmental conditions on such lands that may have been created by us, a prior owner or operator of our land or an adjacent landowner. However, we are not aware of activities or conditions on any of the timberlands on which we would like to acquire timber rights that would likely result in material liability for remediation or other environmental costs.

Other Regulatory Matters

To the extent that we acquire new timber rights that require access through federal lands, we may need to enter into right-of-way agreements with the US Forest Service or other federal agencies. Access across federal lands or Forest Service roads generally incurs a fee. Inability to obtain a right-of-way or license agreement to access such timber may prevent us from harvesting certain timber.

                                    EXPERTS

The balance sheet of The Forest Bank, LLC dated as of June 15, 2001 included in this prospectus and elsewhere in this registration statement, has been audited by Mengel, Metzger, Barr & Co. LLP, independent auditors, as stated in their report appearing in this prospectus and elsewhere in this registration statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

The validity of the membership units offered by this prospectus will be passed upon by Hunton & Williams, Richmond, Virginia. Hunton & Williams has also advised us with respect to tax matters.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the membership units we are offering. This prospectus is part of that registration statement and omits some of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our membership units, you should read the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus regarding the contents of any contract or other document are not complete. You should read the exhibit for a more complete description of the contract or document included in the exhibit.

Upon completion of this offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

                             THE FOREST BANK, LLC
                         (a Development Stage Company)


                             AUDITED BALANCE SHEET

                                      AND

                         INDEPENDENT AUDITORS' REPORT

                                 JUNE 15, 2001




                                   CONTENTS
                                   --------

                                                                            PAGE
                                                                            ----
Independent Auditors' Report                                                F-2

Balance Sheet                                                               F-3

Notes to Balance Sheet                                                      F-4

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

Board of Managers
The Forest Bank, LLC

We have audited the accompanying balance sheet of The Forest Bank, LLC (a development stage company) as of June 15, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of The Forest Bank, LLC as of June 15, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ Mengel, Metzger, Barr & Co. LLP


Rochester, New York
June 20, 2001

                              THE FOREST BANK, LLC
                              --------------------
                          (A Development Stage Company)
                          -----------------------------

                                  BALANCE SHEET
                                  -------------

                                  JUNE 15, 2001
                                 --------------



                      ASSETS
                      ------

CURRENT ASSET
-------------
 Cash                                                           $   121,856
 Cash restricted for payment to certain land owners                  27,120
 Certificate of deposit                                             345,341
                                                                -----------
                                   TOTAL CURRENT ASSETS             494,317

OTHER ASSETS
------------
 Deferred offering costs                                            184,172
 Deposits - timber rights                                               400
                                                                -----------
                                                                    184,172
                                                                -----------
                                                                $   678,889
                                                                ===========

           LIABILITY AND MEMBER'S EQUITY
           -----------------------------

CURRENT LIABILITY
-----------------
 Accrued legal fees                                             $    53,411
 Due to The Nature Conservance                                      117,586
                                                                -----------
                                   TOTAL CURRENT LIABILITIES        170,997

MEMBER'S EQUITY
---------------
 Class M membership units                                         1,250,400
 Less management services receivable                               (750,000)
 Earnings accumulted in the development stage                         7,492
                                                                -----------
                                                                    507,892
                                                                -----------
                                                                $   678,889
                                                                ===========

The accompanying notes are an integral part of the balance sheet.

NOTE A: THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company
-----------

The Forest Bank, LLC (the "Company") was organized as a limited liability company (in the State of Delaware) on January 17, 2001. The mission of the Company is to work in partnership with private landowners to promote the economic productivity of working forests while protecting the ecological health and natural diversity of the landscapes in which they occur.

The Company is currently in the process of filing a Form S-1 Registration Statement with the Securities and Exchange Commission, with the objective of being able to offer membership interests in the Company to private landowners in exchange for their timber rights.

Since January 17, 2001 (date of inception), the Company's efforts have been devoted to raising capital. Further, as of June 20, 2001, the Company has not commenced its operating activities. Accordingly, through the report date of this financial statement, the Company is considered to be in the development stage and the accompanying balance sheet is that of a development stage enterprise. Upon the successful completion of its public offering, the Company expects to commence its operations, which will consist primarily of the harvesting and managing of standing timber.

Cash and certificate of deposit

-------------------------------

The Company maintains its cash balances and a certificate of deposit (which had an original maturity of six months) at a financial institution located in Washington, DC. Accounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate $394,000 at June 15, 2001.


Deferred offering costs
-----------------------

Deferred offering costs represent legal, accounting and other filing fees incurred in connection with a proposed public offering of membership interests in the Company. These costs will be charged against capital contributions received in connection with the offering. In the event the offering is unsuccessful, these costs will be charged against the operations of the Company.


Income taxes
------------

For tax purposes, the Company will be treated as a partnership. Accordingly, net income (loss) of the Company will be allocated to the individual members and included in the determination of their taxable income.

Estimates
---------

Although the preparation of a balance sheet often requires estimating some information, estimates were not necessary to prepare the accompanying balance sheet.

NOTE B: LEGAL FEES
------------------

The Company has incurred legal fees of $170,997 through June 15, 2001, for services rendered by the Company's attorney in preparing a Form S-1 registration statement. This registration statement is expected to be used to offer Class A-1, Class A-2 and Class A-3 membership units in the Company. These legal fees have been included in the asset "deferred offering costs" (see Notes A and C) on the accompanying balance sheet. At June 15, 2001, $53,411 of the above-cited legal fees remain unpaid.



NOTE C: DUE TO THE NATURE CONSERVANCY
-------------------------------------

  In May 2001, The Nature Conservancy paid legal fees of $117,586 on behalf of the Company. These costs are referred to in Note B above. The Company intends to repay the above-cited amount to The Nature Conservancy by July 31, 2001.

NOTE D: MEMBER'S EQUITY
-----------------------

  On January 30, 2001, The Nature Conservancy (the "Managing Member") invested $500,000 and committed to provide management services (for a period of five years, commencing on the effective date of the S-1 Registration Statement cited in NOte A) to the company, valued by the parties at $750,000, in exchange for 1,500,000 Class M membership units. The value ascribed to these management services has been reflected in the accompanying balance sheet as member's equity with a corresponding reduction in equity of $750,000 for management services to be received. As the Managing Member provides the management services, the Company will record a charge to its operations with a corresponding reduction of the management services receivable. The Managing Member is a non-profit conservation organization located in the United States.

  Prior to the formation of the Company, The Nature Conservancy made payments of $400 to certain landowners in connection with agreements described in Note E. An asset for these payments (Deposits--timber rights) has been recorded on the accompanying balance sheet with a corresponding addition to the Class M membership units of the Managing Member.

  Given the occurrence of certain events, the Managing Member may also be obligated to provide up to $250,000 of additional cash to the Company, under the terms of the Class M membership units cited above. This contribution, when and if received, will be recorded as additional member's equity.

NOTE E: LETTERS OF INTENT--TIMBER RIGHTS
----------------------------------------

  The Company has signed letters of intent (the agreements) with four landowners that prevent each landowner from taking any action that might harm timber located on their property for the period covered by each agreement. Each landowner received a deposit of $100 to secure the agreements (see Note
  D). In addition, if a landowner eventually contributes their timber rights to the Company, the Company will be obligated to pay such landowner an amount equal to 4% per annum (calculated from the date of signing the letter of intent through the date of the actual deposit of the timber rights into The Forest Bank, LLC) of the appraised value of their timber rights on the date of the contribution. The current value of the timber rigths covered by these agreements is approximately $678,000.

  The agreements each cover a period of one year and are scheduled to expire at various dates from June 21, 2001 through August 8, 2001. The Company and each landowner, by mutual consent, shall have the option to renew their agreement for an additional one-year period under the same terms and conditions contained within the original agreement. However, the landowners are under no obligation to contribute their timber rights to the Company and may rescind the above-cited agreement at any time.


  Should any or all of the above-cited landowners contribute their timber rights to the Company, they will do so in exchange for Class A membership units. However, in the event such landowners have contributed their timber rights into The Forest Bank, LLC, each landowner may have the right, arising under the federal securities laws, for a period of one year from the date of the contribution, to rescind their contribution. Should a landowner be entitled to rescind their contribution, their timber rights will be returned and they will surrender their membership interest to the Company. Due to the nature of this rescission clause, no amounts will be recorded as equity at the time these landowners contribute their timber rights to the Company. Instead, such amounts would be recorded as "Membership Units Subject to Rescission," and would appear on the balance sheet after debt but before members' equity. Such amounts will only recorded as equity after the one-year recission period described above has expired.

NOTE F: RESTRICTED CASH
-----------------------

  In connection with the letter of intent described in Note E, the Company has cash of $27,120 which is restricted for payment to the landowners cited in Note E. These amounts will be paid to the landowners in the event that such landowners deposit their timber rights into The Forest Bank, LLC. The restricted amount was determined as follows:

  Current value of timber rights covered by
   letters of intent (see Note E)                             $  678,000

  Annual percentage to be paid to landowners
   per letters of intent (see Note E)                                  4%
                                                              ----------
                                                              $   27,120
                                                              ==========

                             [outside back cover]



                    [Logo with the words "The Forest Bank,
                       Protecting Our Working Forests"]



                             The Forest Bank, LLC

        c/o The Nature Conservancy         c/o The Nature Conservancy
        146 East Main Street               339 East Avenue, Suite 300
        Abingdon, Virginia 24210           Rochester, New York 14604
        (540) 623-4007                     (716) 232-3530

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the membership units.

   Securities and Exchange Commission, registration fee............  $  3,750.00
   Printing and mailing............................................    10,000.00
   Accountant's fees and expenses..................................     5,000.00
   Blue Sky fees and expenses......................................    10,000.00
   Counsel fees and expenses.......................................   180,000.00
   Miscellaneous...................................................     6,250.00
                                                                     -----------
     Total.........................................................  $215,000.00


Item 14.  Indemnification of Directors and Officers

The Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, subject only to the standards and restrictions, if any, as may be set forth in the company's limited liability company agreement. The Registrant's Limited Liability Company Agreement contains provisions which eliminate liability to the fullest extent permitted by the Delaware Limited Liability Act, the Delaware General Corporation Law, or any other applicable law currently, or which may later come into effect.

The Limited Liability Company Agreement of the Registrant provides that neither the manager of the Registrant, nor any of its affiliates or any of the Registrant's officers will be personally liable to the Registrant or its members for actions or non-actions taken on behalf of the Registrant and which are within the scope of expressed authority contained in the terms of the Agreement or applicable law. In addition, the Registrant's manager may not be held liable to the Registrant or any of its members for a breach of a fiduciary duty so long the manager has acted in good faith and without gross negligence, intentional misconduct or in knowing violation of the law.

The Registrant's Limited Liability Company Agreement also provides that the Registrant's manager, the manager's affiliates and each officer shall be indemnified and held harmless from and against any loss, expense, damage or injury arising out of their activities on behalf of the Registrant, provided such activities are conducted:

          .    In good faith and without gross negligence or willful misconduct;
               and

          . Under the reasonable belief that it is in the best interests of the Registrant.

Indemnification has been expressly limited under the terms of the Registrant's Limited Liability Company Agreement to the extent of the Registrant's assets.


Item 15.  Recent Sales of Unregistered Securities

On January 18, 2001, the Registrant was capitalized with the issuance to its manager, The Nature Conservancy, of 1,500,000 units of class M membership units in exchange for the contributions and obligations described in the prospectus. These class M membership units were purchased for investment and for the purpose of organizing the Registrant. The Registrant issued the class M membership units in reliance on an exemption from registration under Section 4(2) of the Securities Act.


Item 16.  Exhibits and Financial Statements

  (a) Exhibits:

Exhibit
-------
Number     Exhibit
------     -------

 *  3.1    Certificate of Formation
 *  3.2    First Amended and Restated Limited Liability Company Agreement
    4.1    Form of Class A-1 Certificate (attached as exhibit to Exhibit 3.2)
    4.2    Form of Class A-2 Certificate (attached as exhibit to Exhibit 3.2)
    4.3    Form of Class A-3 Certificate (attached as exhibit to Exhibit 3.2)
    4.4    Form of Class M Certificate (attached as exhibit to Exhibit 3.2)
 *  4.5    Subscription Agreement
 *  4.6    Management Agreement
    5.1    Opinion of Hunton & Williams
    8.1    Opinion of Hunton & Williams as to Tax Matters
 * 10.1    Form of The Forest Bank Forest Management and Conservation Easement
 * 10.2    Form of The Nature Conservancy Conservation Easement
 * 10.3    Form of The Forest Bank Forest Management Easement
   23      Consent of Independent Accountants

*   Previously filed.


Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the ''Act''), may be permitted to managers, officers and controlling persons of the Registrant pursuant to the provisions referred to in
Item 14 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a manager, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such manager, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of New York on June 21, 2001.


                             THE FOREST BANK, LLC, a Delaware limited liability
                               company
                             (Registrant)



                             By     /s/ Kent W. Gilges
                               ------------------------------------------
                                    Kent W. Gilges
                                    President and Chief Executive Officer


                               Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent W. Gilges his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he/she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                       Title                                   Date
---------                                                       -----                                   ----
/s/ Kent W. Gilges                                              President, Chief Executive Officer      June 21, 2001
-----------------------------------------                       and Member of the Board of Managers
Kent W. Gilges                                                  (Principal Executive Officer)



/s/ Ganesan Balachander  (by Kent Gilges, attorney in fact)     Chief Financial Officer                 June 21, 2001
----------------------------------------------------------      (Principal Financial Officer and
Ganesan Balachander                                             Principal Accounting Officer)


/s/ Tamar Datan (by Kent Gilges, attorney in fact)              Member of the Board of Managers         June 21, 2001
---------------------------------------------------
Tamar Datan


/s/ Steven Howell (by Kent Gilges, attorney in fact)            Member of the Board of Managers         June 21, 2001
----------------------------------------------------
Steven Howell

/s/ Michael L. Lipford (by Kent Gilges, attorney in fact)        Member of the Board of Managers         June 21, 2001
---------------------------------------------------------
Michael L. Lipford


/s/ W. William Weeks (by Kent W. Gilges,  attorney in fact)      Member of the Board of Managers         June 21, 2001
-----------------------------------------------------------
W. William Weeks

                                 Exhibit Index
                                 -------------

Exhibit
Number              Exhibit
-------             -------
  *   3.1           Certificate of Formation
  *   3.2           First Amended and Restated Limited Liability Company Agreement
      4.1           Form of Class A-1 Certificate (attached as exhibit to Exhibit 3.2)
      4.2           Form of Class A-2 Certificate (attached as exhibit to Exhibit 3.2)
      4.3           Form of Class A-3 Certificate (attached as exhibit to Exhibit 3.2)
      4.4           Form of Class M Certificate (attached as exhibit to Exhibit 3.2)
  *   4.5           Subscription Agreement
  *   4.6           Management Agreement
      5.1           Opinion of Hunton & Williams
      8.1           Opinion of Hunton & Williams as to Tax Matters
 *   10.1           Form of The Forest Bank Forest Management and Conservation Easement
 *   10.2           Form of The Nature Conservancy Conservation Easement
 *   10.3           Form of The Forest Bank Forest Management Easement
     23             Consent of Independent Accountants


*    Previously filed.